Filed pursuant to Rule 424(b)(4) Registration No. 333-192599
Prospectus
The Alkaline Water Company Inc.

17,333,329 Shares of Common Stock Warrants to Purchase up to 8,666,665 Shares of Common Stock 8,666,665 Shares of Common Stock Underlying the Warrants
_____________________________

We are offering up to 17,333,329 shares of our common stock and warrants to purchase up to 8,666,665 shares of our common stock. Each share of common stock we sell in the offering will be accompanied by a warrant to purchase one-half of a share of common stock. Each share of common stock and warrant will be sold at a price of $0.15. The common stock and warrants are immediately separable and will be issued separately. There is no minimum offering amount required as a condition to closing in this offering, therefore we are not required to sell any specific dollar amount or number of securities, but will use our best efforts to sell all of the securities being offered. This offering will terminate on May 9, 2014, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. The offering price for the common stock and warrants and the exercise price of the warrants will remain fixed for the duration of the offering.

Our common stock is quoted on the OTC Bulletin Board under the symbol “WTER”. We do not intend to apply for listing of the warrants on any securities exchange and we do not expect that the warrants will be quoted on the OTC Bulletin Board. On April 29, 2014, the closing price of our common stock on the OTC Bulletin Board was $0.1435 per share.

	Per Share	Total

Offering Price(1)	$0.15	$2,599,999.35

Placement Agent’s Fees(2)	$0.012	$207,999.95

Offering Proceeds, Before Expenses	$0.138	$2,391,999.40

(1)	Per share price represents the offering price for a share of common stock and a warrant to purchase one-half of a share of common stock.
(2)

In addition, we have agreed to issue to the placement agent warrants to purchase up to an aggregate of 5.5% of the aggregate number of shares of common stock sold in this offering (excluding any shares of common stock issuable upon exercise of the warrants) and a non-accountable expense allowance equal to the lesser of (i) 1% of the aggregate gross proceeds raised in the offering and (ii) $50,000.

H.C. Wainwright & Co., LLC has agreed to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its reasonable best efforts to sell the securities offered. We have agreed to pay the placement agent a placement fee equal to 8% of the aggregate gross proceeds to us from the sale of common stock and warrants in this offering a and to issue warrants to the placement agent to purchase up to an aggregate of 5.5% of the aggregate number of shares of common stock sold in this offering (excluding any shares of common stock issuable upon exercise of the warrants), provided that, with respect to sales to certain investors in this offering which are identified in our engagement agreement with the placement agent, we shall pay to the placement agent a fee of 5% of the aggregate gross proceeds to us from the sale of common stock and warrants and shall issue warrants to purchase up to 5% of the aggregate number of shares of common stock sold to such investors. We estimate total expenses of this offering, excluding the placement agent fees and expenses, will be approximately $150,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” beginning on page 15 of this prospectus for more information on this offering and the placement agent arrangements.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. WAINWRIGHT & CO., LLC

The date of this prospectus is April 30, 2014.

About This Prospectus

You should rely only on the information that we have provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

As used in this prospectus, the terms “we”, “us” “our” and “Alkaline” refer to The Alkaline Water Company Inc., a Nevada corporation, and its wholly-owned subsidiary, Alkaline Water Corp., and Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC (formerly Alkaline 84, LLC), unless otherwise specified.

Prospectus Summary

The Offering

Securities offered	(i) Up to 17,333,329 shares of common stock;
(ii) Warrants to purchase up to 8,666,665 shares of common stock; and
(iii) Up to 8,666,665 shares of common stock issuable upon exercise of the warrants

Common stock outstanding prior to offering	82,398,741(1)

Common stock to be outstanding after the offering	99,732,070(2)

Use of proceeds

We expect to use the proceeds received from the offering to fund the purchase of alkaline generating electrolysis system machines to make our alkaline water, white water plant install and capper, redemption of preferred stock and for working capital and general corporate purposes. See “Use of Proceeds” for more information.

OTCBB Symbol	“WTER”. There is no established trading market for the warrants and we do not expect a market to develop.

Risk Factors	See “Risk Factors” beginning on page 5 and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common stock and warrants.

(1)

Excludes (i) 19,485,000 shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan, (ii) 8,194,136 shares of common stock issuable upon the exercise of outstanding warrants and (iii) 778,198 shares of common stock issuable upon the conversion of outstanding shares of 10% Series B Convertible Preferred Stock. As of April 30, 2014, there were (i) stock options to purchase up to 6,000,000 shares of our common stock outstanding under our 2013 Equity Incentive Plan, with a weighted average exercise price of $0.605 per share (ii) 8,194,136 shares of common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $0.43 to $0.60 per share, and (iii) 778,198 shares of common stock issuable upon the conversion of the outstanding shares of 10% Series B Convertible Preferred Stock with the conversion price of $0.3174 per share.

(2)

Assumes the sale of all shares of common stock covered by this prospectus. Excludes (i) up to 8,666,665 shares of common stock that could be issued upon exercise of the warrants sold as part of this offering and (ii) the shares of common stock underlying the warrants issuable to the placement agent in connection with this offering.

Our Business

Our company offers retail consumers bottled alkaline water in three-liter and one-gallon volumes through our brand “Alkaline88”. Our product is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce our 8.8 pH drinking water without the use of any chemicals. Our product also incorporates 84 trace Himalayan salts.

The main reason consumers drink our product is for the perceived benefit that a proper pH balance helps fight disease and boosts the immune system and the perception that alkaline water helps to maintain a proper body pH and keeps cells young and hydrated.

Alkaline 88, LLC, our operating subsidiary, operates primarily as a marketing and distribution company. Alkaline 88, LLC has entered into exclusive arrangements with Water Engineering Solutions LLC, an entity that is controlled and owned by our President, Chief Executive Officer, Director and majority stockholder, Steven P. Nickolas, and our Vice-President, Secretary, Treasurer and Director, Richard A. Wright, for the manufacture and production of our alkaline generating electrolysis system machines. Alkaline 88, LLC has entered into one-year agreement(s) with Arizona Bottled Water, LLC and White Water, LLC to act as our initial co-packers. Our branding is being coordinated through 602 Design, LLC and our component materials are readily available through multiple vendors. Our principal suppliers are Plastipack Packaging and Polyplastics Co.

Sample production and testing of our product began in late 2012. We have currently established initial contract manufacturing in Phoenix, Arizona and plan to establish other key manufacturing facilities throughout the United States to support the national distribution of our product.

Our product is currently at the introduction phase of its lifecycle. In March 2012 Alkaline 88, LLC did market research on the demand for a bulk alkaline product at the Natural Product Expo West in Anaheim, California. In January 2013, we began the formal launching of our product in Southern California and Arizona.

Our product is currently at the introduction phase of its lifecycle. In March 2012 Alkaline 88, LLC did market research on the demand for a bulk alkaline product at the Natural Product Expo West in Anaheim, California. In January 2013, we began the formal launching of our product in Southern California and Arizona. Since then, we have begun to deliver product through approximately 600 retail outlets throughout the United States, primarily in the Southwest and Texas, through large national distributors (UNFI and KeHe). Our current stores include convenience stores, natural food products stores, large ethnic markets and national retailers. Currently, we sell all of our products to our retailers through brokers and distributors. Our larger retail clients bring the water in through their own warehouse distribution network. Our current retail clients are made up of a variety of the following; convenience stores, including 7-11’s; large national retailers, including Albertson’s, Fry’s and Smith’s, (both Kroger companies) and regional grocery chains such as Bashas’, Bristol Farms, Vallarta, Superior Foods, Brookshire’s and other companies throughout the United States.

In order to continue our expansion, we anticipate that we will be required, in most cases, to continue to give promotional deals throughout 2014 and in subsequent years on a quarterly basis ranging from a 5%-15% discount similar to all other beverage company promotional programs. It has been our experience that most of the retailers have requested some type of promotional introductory program which has included either a $0.25-$0.50 per unit discount on an initial order; a buy one get one free program; or a free-fill program which includes 1-2 cases of free product per store location. Slotting has only been presented and negotiated in the larger national grocery chains and, in most cases, is offset by product sales. Our slotting fees with our current national retailers do not exceed $40,000 in the aggregate and are offset through product sales. In addition we participate in promotional activities of our distributors, these fees are not in excess of $100,000 and are offset through product sales.

We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to support us to continue as a going concern. As of December 31, 2013, we had an accumulated deficit of $3,349,544. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations. In its report on the financial statements of Alkaline Water Corp., the predecessor of The Alkaline Water Company Inc., for the period from inception (June 19, 2012) to March 31, 2013, our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The principal offices of our company are located at 7730 E Greenway Road, Ste. 203, Scottsdale, AZ 85260. Our telephone number is (480) 656-2423.

Summary of Financial Data

The following information represents selected audited financial information for Alkaline Water Corp. for the period from inception on June 19, 2012 through March 31, 2013 and selected unaudited financial information for The Alkaline Water Company Inc. for the three and nine month period ended December 31, 2013. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 52 of this prospectus.

Statements of Operations Data	For Three Month Period Ended December 31, 2013	For Nine Month Period Ended December 31, 2013	From Inception on June 19, 2012 to March 31, 2013
Revenue	$171,137	$333,404	$15,110
Cost of Goods Sold	$102,609	$193,566	$8,026
Total Operating Expenses	$2,506,201	$3,242,285	$284,580
Net Loss	$(2,397,827)	$(3,066,156)	$(283,388)

Balance Sheets Data	As of December 31, 2013	As of March 31, 2013
Cash	$22,465	$64,607
Working Capital	$(282,396)	$(82,566)
Total Assets	$782,901	$140,373
Total Liabilities	$563,856	$169,856
Total Stockholders’ Equity (Deficit)	$178,588	$(29,483)
Accumulated Deficit	$(3,349,544)	$(283,388)

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing our securities. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

Risks Related to This Offering

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 17,333,329 shares of common stock and warrants to purchase an additional 8,666,665 shares of our common stock, and after deducting placement agent commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $0.126 per share, or 84%, at the offering price, assuming no exercise of the warrants. To the extent any of the warrants we have issued in this offering, or any other warrants or options that we have issued, are exercised, you will sustain future dilution. We may also acquire other assets or businesses by issuing equity, which may result in additional dilution to our stockholders.

Upon completion of this offering, we are required to use 25% of the gross proceeds from this offering to redeem our 10% Series B Convertible Preferred Stock.

On November 7, 2013, we sold to certain institutional investors an aggregate of 500 shares of our 10% Series B Convertible Preferred Stock at a stated value of $1,000 per share of Series B Preferred Stock for gross proceeds of $500,000. Within three trading days from the closing of any subsequent financing by us, we must use 25% of the proceeds from such financing to redeem our 10% Series B Convertible Preferred Stock on a pro rata basis, until such time that all of our 10% Series B Convertible Preferred Stock then outstanding are redeemed in full. Accordingly, upon completion of this offering, we are required to use 25% of the gross proceeds from this offering to redeem our 10% Series B Convertible Preferred Stock ($500,000) and accrued but unpaid dividends and make-whole amount (approximately $50,000) and the redemption of these securities may have an adverse effect on our cash position.

We will have immediate and broad discretion over the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have considerable discretion in the application of the proceeds of this offering. We currently expect to use the net proceeds from this offering for the purchase of alkaline generating electrolysis system machines to make our alkaline water, the purchase of a bottling plant and for working capital and general corporate purposes. However, there may be circumstances where, for sound business reasons, a reallocation of funds may be necessary or advisable. You must rely on our judgment regarding the application of the net proceeds of this offering. Our judgment may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which we base our decisions.

There is no public market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a trading market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange or expect the warrants to be quoted on the OTC Bulletin Board. Without an active trading market, the liquidity of the warrants will be limited.

Risks Related to Our Business

Because we have a limited operating history, our ability to fully and successfully develop our business is unknown.

We were incorporated in June 6, 2011, and we have only recently begun producing and distributing alkaline bottled water, and we have a limited operating history from which investors can evaluate our business. Our ability to successfully develop our products, and to realize consistent, meaningful revenues and profit has not been established and cannot be assured. We have not generated any significant revenues and do not expect to do so in near future. For us to achieve success, our products must receive broad market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses, and compete successfully with our direct and indirect competitors. We anticipate operating losses in upcoming future periods. This will occur because there are expenses associated with the development, production, marketing, and sales of our product. As a result, we may not generate significant revenues in the future. Failure to generate significant revenues in near future may cause us to suspend or cease activities.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. As of December 31, 2013, we had an accumulated deficit of $3,349,544. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations. In its report on the financial statements of Alkaline Water Corp., the predecessor of The Alkaline Water Company Inc., for the period from inception (June 19, 2012) to March 31, 2013, our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Alkaline Water Corp. did not assess its internal control over financial reporting as of March 31, 2013.

Alkaline Water Corp., The Alkaline Water Company Inc.’s predecessor, did not assess its internal control over financial reporting as of March 31, 2013 because it was a private company at that time. If Alkaline Water Corp. failed to maintain proper and effective internal control over financial reporting as of March 31, 2013, the audited financial statements included in this prospectus may not be accurate, which could adversely affect our business, financial condition or results of operations.

We will need additional funds to produce, market, and distribute our product.

We will have to spend additional funds to produce, market and distribute our product. If we cannot raise sufficient capital, we may have to cease operations and you could lose your investment. We will need additional funds to produce our product for distribution to our target market. Even after we have produced our product, we will have to spend substantial funds on distribution, marketing and sales efforts before we will know if we have commercially viable and marketable/sellable products.

There is no guarantee that sufficient sale levels will be achieved.

There is no guarantee that the expenditure of money on distribution and marketing efforts will translate into sufficient sales to cover our expenses and result in profits. Consequently, there is a risk that you may lose all of your investment.

Our development, marketing, and sales activities are limited by our size.

Because we are small and do not have much capital, we must limit our product development, marketing, and sales activities. As such we may not be able to complete our production and business development program in a manner that is as thorough as we would like. We may not ever generate sufficient revenues to cover our operating and expansion costs and you may, therefore, lose your entire investment.

Changes in the non-alcoholic beverage business environment and retail landscape could adversely impact our financial results.

The non-alcoholic beverage business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the non-alcoholic beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

Intense competition and increasing competition in the commercial beverage market could hurt our business.

The commercial retail beverage industry, and in particular its non-alcoholic beverage segment, is highly competitive. Market participants are of various sizes, with various market shares and geographical reach, some of whom have access to substantially more sources of capital.

We compete generally with all liquid refreshments, including bottled water and numerous specialty beverages, such as: SoBe; Snapple; Arizona; Vitamin Water; Gatorade; and Powerade.

We compete indirectly with major international beverage companies including but not limited to: the Coca-Cola Company; PepsiCo, Inc.; Nestlé; Dr Pepper Snapple Group; Groupe Danone; Kraft Foods Group, Inc.; and Unilever. These companies have established market presence in the United States, and offer a variety of beverages that are substitutes to our product. We face potential direct competition from such companies, because they have the financial resources, and access to manufacturing and distribution channels to rapidly enter the alkaline water market.

We compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including: Eternal; Essentia; Icelandic; Real Water; Aqua Hydrate; Mountain Valley; Qure; Penta; and Alka Power. These companies could bolster their position in the alkaline water market through additional expenditure and promotion.

As a result of both direct and indirect competition, our ability to successfully distribute, market and sell our product, and to gain sufficient market share in the United States to realize profits may be limited, greatly diminished, or totally diminished, which may lead to partial or total loss of your investments in our company.

Alternative non-commercial beverages or processes could hurt our business.

The availability of non-commercial beverages, such as tap water, and machines capable of producing alkaline water at the consumer’s home or at store-fronts could hurt our business, market share, and profitability.

Expansion of the alkaline beverage market or sufficiency of consumer demand in that market for operations to be profitable are not guaranteed.

The alkaline water market is an emerging market and there is no guarantee that this market will expand or that consumer demand will be sufficiently high to allow our company to successfully market, distribute and sell our product, or to successfully compete with current or future competition, all of which may result in total loss of your investment.

Our growth and profitability depends on the performance of third-parties and our relationship with them.

Our distribution network and its success depend on the performance of third parties. Any non-performance or deficient performance by such parties may undermine our operations, profitability, and result in total loss to your investment. To distribute our product, we use a broker-distributor-retailer network whereby brokers represent our products to distributors and retailers who will in turn sell our product to consumers. The success of this network will depend on the performance of the brokers, distributors and retailers of this network. There is a risk that a broker, distributor, or retailer may refuse to or cease to market or carry our product. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our product in localities that may not be receptive to our product. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sale activities. We also need to maintain good commercial relationships with third-party brokers, distributors and retails so that they will promote and carry our product. Any adverse consequences resulting from the performance of third-parties or our relationship with them could undermine our operations, profitability and may result in total loss of your investment.

The loss of one or more of our major customers or a decline in demand from one or more of these customers could harm our business.

We have 3 major customers that together account for 51% (25%, 14% and 12%, respectively) of accounts receivable at December 31, 2013, and 2 customers that together account for 28% (18% and 10%, respectively) of the total revenues earned for the nine month period ended December 31, 2013. There can be no assurance that such customers will continue to order our products in the same level or at all. A reduction or delay in orders from such customers, including reductions or delays due to market, economic or competitive conditions, could have a material adverse effect on our business, operating results and financial condition.

Health benefits of alkaline water is not guaranteed or proven, rather it is perceived by consumers.

Health benefits of alkaline water are not guaranteed and have not been proven. There is a consumer perception that drinking alkaline water has beneficial health effects. Consequently, negative changes in consumers’ perception of the benefits of alkaline water or negative publicity surrounding alkaline water may result in loss of market share or potential market share and hence loss of your investment.

Water scarcity and poor quality could negatively impact our production costs and capacity.

Water is the main ingredient in our product. It is also a limited resource, facing unprecedented challenges from overexploitation, increasing pollution, poor management, and climate change. As demand for water continues to increase, as water becomes scarcer, and as the quality of available water deteriorates, we may incur increasing production costs or face capacity constraints that could adversely affect our profitability or net operating revenues in the long run.

Increase in the cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials could harm our business.

We and our bottlers will use water, 84 trace Himalayan salts, packaging materials for bottles such as plastic and paper products. The prices for these ingredients, other raw materials and packaging materials fluctuate depending on market conditions. Substantial increases in the prices of our or our bottlers’ ingredients, other raw materials and packaging materials, to the extent they cannot be recouped through increases in the prices of finished beverage products, would increase our operating costs and could reduce our profitability. Increases in the prices of our finished products resulting from a higher cost of ingredients, other raw materials and packaging materials could affect the affordability of our product and reduce sales.

An increase in the cost, a sustained interruption in the supply, or a shortage of some of these ingredients, other raw materials, or packaging materials and containers that may be caused by a deterioration of our or our bottlers’ relationships with suppliers; by supplier quality and reliability issues; or by events such as natural disasters, power outages, labor strikes, political uncertainties or governmental instability, or the like, could negatively impact our net revenues and profits.

Changes in laws and regulations relating to beverage containers and packaging could increase our costs and reduce demand for our products.

We and our bottlers intend to offer our product in nonrefillable, recyclable containers in the United States. Legal requirements have been enacted in various jurisdictions in the United States requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing and use of certain nonrefillable beverage containers. Other proposals relating to beverage container deposits, recycling, ecotax and/or product stewardship have been introduced in various jurisdictions in the United States and overseas, and we anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels in the United States. Consumers’ increased concerns and changing attitudes about solid waste streams and environmental responsibility and the related publicity could result in the adoption of such legislation or regulations. If these types of requirements are adopted and implemented on a large scale in the geographical regions in which we operate or intend to operate, they could affect our costs or require changes in our distribution model, which could reduce our net operating revenues or profitability.

Significant additional labeling or warning requirements or limitations on the availability of our product may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the availability of our product relating to the content or perceived adverse health consequences of our product. If these types of requirements become applicable to our product under current or future environmental or health laws or regulations, they may inhibit sales of our product.

Unfavorable general economic conditions in the United States could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown, in the United States could negatively affect the affordability of, and consumer demand for, our product in the United States. Under difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing purchases of our products or by shifting away from our beverages to lower-priced products offered by other companies, including non-alkaline water. Consumers may also cease purchasing bottled water and consume tap water. Lower consumer demand for our product in the United States could reduce our profitability.

Adverse weather conditions could reduce the demand for our products.

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our product and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

Changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations could increase our costs or reduce our net operating revenues.

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our product will be subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state consumer protection laws; competition laws; federal, state, and local workplace health and safety laws, such as the Occupational Safety and Health Act; various federal, state and local environmental protection laws; and various other federal, state, and local statutes and regulations. Legal requirements also apply in many jurisdictions in the United States requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing, and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other types of statutes and regulations relating to beverage container deposits, recycling, ecotaxes and/or product stewardship also apply in various jurisdictions in the United States. We anticipate that additional, similar legal requirements may be proposed or enacted in the future at the local, state and federal levels in the United States. Changes to such laws and regulations could increase our costs or reduce or net operating revenues.

In addition, failure to comply with environmental, health or safety requirements and other applicable laws or regulations could result in the assessment of damages, the imposition of penalties, suspension of production, changes to equipment or processes, or a cessation of operations at our or our bottlers’ facilities, as well as damage to our image and reputation, all of which could harm our profitability.

Our products are considered premium and healthy beverages and are being sold at premium prices compared to our competitors; we cannot provide any assurances as to consumers’ continued market acceptance of our current and future products.

We will compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including Eternal, Essentia, Icelandic, Real Water, Aqua Hydrate, Mountain Valley, Qure, Penta, and Alka Power. Products offered by our direct competitors are sold in various volumes and prices with prices ranging from approximately $1.39 for a half-liter bottle to approximately $2.99 for a one-liter bottle, and volumes ranging from half-liter bottles to one-and-a half liter bottles. We currently offer our product in a three-liter bottle for a suggested retail price (SRP) of $3.99 and one-gallon bottle for an SRP of $4.99. Our competitors may introduce larger sizes and offer them at an SRP that is lower than our product. We can provide no assurances that consumers will continue to purchase our product or that they will not prefer to purchase a competitive product.

We rely on key executive officers, and their knowledge of our business would be difficult to replace.

We are highly dependent on our two executive officers, Steven P. Nickolas and Richard A. Wright. We do not have “key person” life insurance policies for any of our officers. The loss of management and industry expertise of any of our key executive officers could result in delays in product development, loss of any future customers and sales and diversion of management resources, which could adversely affect our operating results.

Our executive officers are not subject to supervision or review by an independent board or audit committee.

Our board of directors consists of Steven P. Nickolas and Richard A. Wright, our executive officers. Accordingly, we do not have any independent directors. Also we do not have an independent audit committee. As a result, the activities of our executive officers are not subject to the review and scrutiny of an independent board of directors or audit committee.

Risk Related to Our Stock

Because Steven P. Nickolas controls a large percentage of our voting stock, he has the ability to influence matters affecting our stockholders.

Steven P. Nickolas, our President, Chief Executive Officer and Director, exercises voting and dispositive power with respect to 43,000,000 shares of our common stock, which are beneficially owned by WiN Investments, LLC and Lifewater Industries, LLC, and owns 10,000,000 shares of Series A Preferred Stock, which has 10 votes per share upon any matter submitted to our stockholders for a vote. Accordingly, he controls a majority of the votes attached to our outstanding voting securities. As a result, he has the ability to influence matters affecting our stockholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our securities. Because he controls such majority of votes, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by Mr. Nickolas could result in management making decisions that are in the best interest of Mr. Nickolas and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we can issue additional shares of common stock, our stockholders may experience dilution in the future.

We are authorized to issue up to 1,125,000,000 shares of common stock and 100,000,000 shares of preferred stock, of which 82,398,741 shares of common stock are issued and outstanding, 20,000,000 shares of Series A Preferred Stock are issued and outstanding and 500 shares of 10% Series B Convertible Preferred Stock are issued and outstanding as of April 30, 2014. Our board of directors has the authority to cause us to issue additional shares of common stock and preferred stock, and to determine the rights, preferences and privileges of shares of our preferred stock, without consent of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

Because we became public by means of a reverse takeover transaction, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse takeover” with a shell company. Security analysts of major brokerage firms and securities institutions may not cover us since there are no broker-dealers who sold our stock in a public offering who would have an incentive to follow or recommend the purchase of our common stock. No assurance can be given that established brokerage firms will want to conduct any financings for us in the future.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a national securities exchange like the NASDAQ or the NYSE. Accordingly, stockholders may have difficulty reselling any of our shares.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we plan to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our equity securities and we may be forced to go out of business.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission (“SEC”) has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined in Rule 15g-9) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Forward-Looking Statements

This prospectus contains forward-looking statements. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intend”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, including the risks in the section entitled “Risk Factors”, uncertainties and other factors, which may cause our company’s or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Use of Proceeds

We expect to receive up to $2,242,000 in net proceeds from the sale of the securities in this offering, based on a price of $0.15 per share of common stock and corresponding warrant and after deducting placement agent fees and expenses and estimated offering expenses payable by us and assuming the sale of all of the securities offered in this offering. However, this is a best efforts offering with no minimum, and we may not sell all or any of the securities; as a result, we may receive significantly less in net proceeds, and the net proceeds received may not be sufficient to continue to operate our business.

We currently expect to use the net proceeds from this offering as specified in the following table, and we have ordered the specific uses of proceeds in order of priority. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering is less than the maximum proceeds to be potentially raised in this offering. The data in the table set forth below excludes any proceeds we could receive from the exercise of the warrants to be issued in this offering.

Description of Use	100% of Maximum Proceeds Obtained
Purchase of alkaline generating electrolysis system machines (1)	$1,150,000

White Water plant install and capper (2)	$75,000

Redemption of preferred stock (3)	$297,170

Working capital including legal, audit, accounting, investor relations & corporate communications, and financing-related expenses	$719,830

Total:	$2,242,000

Notes

(1)

Each machine costs approximately $230,000, including shipping and installation, and is purchased from Water Engineering Solutions, LLC (“WES”), an entity that is controlled and owned by our President, Chief Executive Officer, Director and majority stockholder, Steven P. Nickolas, and our Vice-President, Secretary, Treasurer and Director, Richard A. Wright. Per the agreement with WES, the machine will be manufactured and sold to us at a price that will allow WES a 40% gross profit margin on all components and an $85.00/hour/man hour spent on production and installation of each machine. The 40% gross profit margin represents a 10% reduction from WES’s standard margin. In addition, we must provide a purchase order to WES with a 50% deposit for each machine, an additional 40% upon WES’s receipt of the electrolysis cells and the balance of 10% due upon delivery. We also agreed with WES to purchase a minimum of 3 machines in the first 12 month period; 4 machines in the next 12 month period; and 6 machines in the third 12 month period. WES agreed to provide maintenance and service on all the machines at a rate of $200 per day for a mechanic, $350 per day for a skilled mechanic, and $500 per day for WES’ engineer.

(2)

We intend to reimburse WES approximately $30,000 for the installation of the alkaline generating electrolysis system machine and storage tank and also purchase a new $40,000 capping machine to speed up production at the White Water, LLC’s co-packing facility.

(3)

On November 7, 2013, we sold to certain institutional investors an aggregate of 500 shares of our 10% Series B Convertible Preferred Stock (“Series B Preferred Stock”) at a stated value of $1,000 per share of Series B Preferred Stock for gross proceeds of $500,000. Upon completion of this offering, we are required to use up to 25% of the gross proceeds from this offering to redeem the Series B Preferred Stock, including accrued but unpaid dividends and make-whole amount.

The (i) projected amount of proceeds to be spent on each purpose set forth in the table above and (ii) the projected net proceeds to us after deducting for applicable costs and expenses, are in each case estimates based on our current expectations. Those estimates may prove to be wrong, and we could require additional funding for any one of the purposes set forth in the table above, which could consequently reduce the expenditures we use for another purpose or be a lesser percentage of the total funds required for the particular purpose.

If a warrant holder elects to exercise the warrants issued in this offering, we may also receive proceeds from the exercise of the warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

Determination of Offering Price

In determining the offering price of the common stock and the warrants and the exercise price of the warrants, we will consider a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over time, the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. Once the offering price is determined, the offering price for the common stock and the warrants and the exercise price of the warrants will remain fixed for the duration of the offering.

Our common stock is traded on the OTC Bulletin Board under the symbol “WTER”. On April 29, 2014, the closing price for one share of our common stock was $0.1435.

Dilution

If you invest in the securities offered in this offering, and assuming no value is attributed to the warrants, your interest will be diluted immediately to the extent of the difference between the offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. As of December 31, 2013, our net tangible book value was $149,166, or $0.002 per share of common stock. Our net tangible book value per share is equal to total assets less intangible assets and total liabilities, divided by the number of shares of our outstanding common stock.

Net tangible book value dilution per share represents the difference between the amount per share of common stock paid by the new investors who purchase securities in this offering and the pro forma net tangible book value per share in common stock immediately after completion of this offering, assuming no value is attributed to the warrants. After giving effect to our sale of up to 17,333,329 shares of common stock at an offering price of $0.15 per share, and after deducting placement agent fees and expenses and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2013 would have been $2,391,166, or $0.024 per share. This represents an immediate increase of net tangible book value of $0.022 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.126 per share to purchasers of securities in this offering. The following table illustrates this per share dilution:

Offering price per share	$0.15

Net tangible book value per share as of December 31, 2013	$0.002

Increase in net tangible book value per share attributable to this offering	$0.022

Pro forma net tangible book value per share after this offering	$0.024

Dilution in net tangible book value per share to new investors	$0.126

The above discussion and table do not include the following:

  19,485,000 shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan. As of April 30, 2014, there were stock options to purchase up to 6,000,000 shares of our common stock outstanding under our 2013 Equity Incentive Plan with a weighted average exercise price of $0.605 per share;

  8,194,136 shares of common stock issuable upon the exercise of outstanding warrants as of April 30, 2014, with exercise prices ranging from $0.43 to $0.60 per share;

  778,198 shares of common stock issuable upon the conversion of 10% Series B Convertible Preferred Stock with the conversion price of $0.3174 per share; and

  Up to 8,666,665 shares of common stock issuable upon exercise of warrants at an exercise price of $0.15 per share sold as part of this offering.

Plan of Distribution

We are offering up to 17,333,329 shares of our common stock and warrants to purchase up to 8,666,665 shares of our common for an offering price of $0.15 per combination of one share of common stock and a warrant to purchase one-half of a share of common stock with an exercise price of $0.15 per share, with aggregate gross proceeds of up to $2,499,999.30. The common stock and warrants are immediately separable and will be issued separately. However, there is no minimum offering amount required as a condition to closing and we may sell significantly fewer shares of common stock and warrants in the offering.

H.C. Wainwright & Co., LLC, referred to as the placement agent or Wainwright, has entered into an engagement agreement with us in which it has agreed to act as the exclusive placement agent in connection with the offering. The placement agent has no obligation to buy any of the securities from us nor is it required to arrange the purchase or sale of any specific number or dollar amount of the securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities. The placement agent may engage one or more sub-placement agents or selected dealers to assist with the offering. Subject to the terms and conditions contained in the engagement agreement, the placement agent is using its reasonable best efforts to introduce us to selected institutional investors who will purchase the securities. We will enter into purchase agreements directly with the investors in this offering.

We have agreed to pay Wainwright a placement fee equal to 8% of the aggregate gross proceeds to us from the sale of common stock and warrants in this offering, provided that, with respect to certain investors in this offering which are set forth in our engagement agreement with the placement agent, we shall pay to the placement agent a fee of 5% of the gross proceeds to us from such investors from the sale of common stock and warrants. In addition, subject to FINRA Rule 5110(f)(2)(D), we have agreed to pay a non-accountable expense allowance equal to the lesser of (i) 1% of the aggregate gross proceeds raised in the offering and (ii) $50,000. We estimate total expenses of this offering, excluding the placement agent fees and expenses, will be approximately $150,000. The following table shows the per security and total fees we will pay to the placement agent assuming the sale of all of the securities offered pursuant to this prospectus, excluding any proceeds that we may receive upon exercise of the warrants issued in this offering.

Per security	$ 0.012

Total	$ 207,999.95

In addition to the cash fees and expense allowance set forth above, we have agreed to issue to the placement agent warrants to purchase up to an aggregate of 5.5% of the aggregate number of shares of common stock sold in this offering (excluding any shares of common stock issuable upon exercise of the warrants), provided that, with respect to certain investors in this offering which are set forth in our engagement agreement with the placement agent, we shall issue warrants to the placement agent to purchase up to 5% of the aggregate number of shares of common stock sold to such investors (excluding any shares of common stock issuable upon exercise of the warrants). The placement agent warrants shall have substantially the same terms as the warrants offered by this prospectus, except that the placement agent warrants will have an exercise price equal to 125% of the public offering price per share, or an exercise price of $0.1875 per share, and the termination date of the placement agent warrants shall be five years from the effective date of the registration statement. In connection with our private placement on November 7, 2013, Wainwright acted as placement agent and we issued warrants to purchase up to 116,279 shares of common stock with an exercise price of $0.55 per share and a five year term to Wainwright as a part of its compensation. FINRA has determined that the warrants issued to Wainwright in our private placement are compensation in this offering. Pursuant to FINRA Rule 5110(f)(2)(H), the placement agent warrants and the warrants issued to Wainwright in our private placement will not have an anti-dilution provision. Pursuant to FINRA Rule 5110(g)(1), the placement agent warrants and any shares of common stock issued upon exercise of the placement agent warrants and the warrants issued to Wainwright in our private placement and any shares issued upon exercise of such warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization, (ii) to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period, (iii) if the aggregate amount of our securities held by the placement agent or related person does not exceed 1% of the securities being offered, (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund, or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period. The warrants and the shares underlying the warrants issuable to the placement agent in the offering are not being registered under the registration statement of which this prospectus forms a part. Subject to FINRA Rule 5110(f)(2)(D), we have also granted to Wainwright a right of first refusal with respect to any additional raises of funds by means of a public offering or private placement of equity or debt securities or any refinancing of debt in which we use an underwriter, placement agent or agent during the 12 months following the effective date of the registration statement. Because there is no minimum offering amount required as a condition to closing, the actual total proceeds received by us and the total fees and warrants issuable to the placement agent, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to indemnify the placement agent against certain liabilities under the Securities Act of 1933, as amended (“Securities Act”). The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent is required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, including without limitation, Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent acting as principal. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities or (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Securities Exchange Act of 1934, until they have completed their participation in the distribution. The placement agent has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

State Blue Sky Information

We intend to offer and sell the securities offered hereby to institutional investors in certain states. However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted or exempted.

Description of Securities

Capital Stock

The aggregate number of shares that we have the authority to issue is 1,225,000,000, of which 1,125,000,000 shares are common stock, with a par value of $0.001 per share, and 100,000,000 shares are preferred stock, with a par value of $0.001 per share. 20,000,000 shares of our authorized preferred stock are designated as “Series A Preferred Stock”, which have 10 votes per share and are not convertible into shares of our common stock. 1,000 shares of our authorized preferred stock are designated as “10% Series B Convertible Preferred Stock”, which have a stated value of $1,000 per share and have liquidation preferences, dividend rights, redemption rights and conversion rights.

As of April 30, 2014, there were 82,398,741 shares of our common stock issued and outstanding, 20,000,000 shares of Series A Preferred Stock issued and outstanding and 500.00028 shares of 10% Series B Convertible Preferred Stock issued and outstanding.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of our stockholders, including the election of directors. Except as otherwise provided by law or as provided in any resolution adopted by our board of directors providing for the issuance of any series of preferred stock, the holders of our common stock possess all voting power. There is no cumulative voting in the election of directors. Stockholders holding at least 10% of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the articles of incorporation. When a quorum is present or represented at any meeting, the vote of the stockholders of a majority of the stock having voting power present in person or represented by proxy will be sufficient to elect members of our board of directors or to decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the articles of incorporation, a different vote is required in which case such express provision will govern and control the decision of such question. Except as otherwise required by law, any action required to be taken at a meeting of our stockholders, or any other action which may be taken at a meeting of our stockholders, may be taken without a meeting, without prior notice and without a vote if written consents are signed by our stockholders representing a majority of the shares entitled to vote at such a meeting.

Our board of directors has the power to amend our bylaws. As a result, our board of directors can change the quorum and voting requirements at a meeting of our stockholders, subject to the applicable laws.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of our common stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Upon any liquidation of our company, and after holders of any outstanding series of preferred stock have been paid in full the amounts to which they respectively are entitled or a sum sufficient for such payment in full has been set aside, the remaining net assets of our company are to be distributed pro rata to the holders of our common stock, to the exclusion of holders of our preferred stock.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Preferred Stock

Our preferred stock may be divided into and issued in series. Our board of directors is authorized to divide the authorized shares of preferred stock into one or more series, each of which will be so designated as to distinguish the shares thereof from the shares of all other series and classes. Our board of directors is authorized to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following.

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends will accrue;
(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;
(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;
(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;
(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;
(f)

Voting powers, if any, provided that if any of the preferred stock or series thereof will have voting rights, such preferred stock or series will vote only on a share for share basis with the common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

We must not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of common stock or other class of stock junior to the preferred stock as to dividends or upon liquidation) in respect of common stock, or other class of stock junior to the preferred stock, nor must we redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of preferred stock for the current period (and in the case of cumulative dividends, if any, payable to holders of preferred stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the preferred stock, as fixed by our board of directors.

In the event of the liquidation of our company, holders of preferred stock are entitled to receive, before any payment or distribution on the common stock or any other class of stock junior to the preferred stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such preferred stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such preferred stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of our company, nor any consolidation or merger of our company, will be deemed to be a liquidation for this purpose.

Series A Preferred Stock

20,000,000 shares of our authorized preferred stock are designated as “Series A Preferred Stock”. Except with respect to matters which adversely affect the holders of Series A Preferred Stock, as required by law, or as required by the articles of incorporation, the holders of Series A Preferred and the holders of common stock of our company, are entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, on the following basis: (a) holders of common stock will have one vote per share of common stock held by them; and holders of Series A Preferred Stock will have 10 votes per share of Series A Preferred Stock. Shares of Series A Preferred Stock are not convertible into shares of our common stock.

10% Series B Convertible Preferred Stock

1,000 shares of our authorized preferred stock are designated as “10% Series B Convertible Preferred Stock” (“Series B Preferred Stock”), which have a stated value of $1,000 per share.

Holders of the Series B Preferred Stock will be entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 10% per annum, payable semi-annually on April 30 and October 31 and on each conversion date (with respect only to Series B Preferred Stock being converted) and on each Mandatory Redemption Date and One Year Redemption Date (with respect only to Series B Preferred Stock being redeemed). Upon any liquidation, dissolution or winding-up of Alkaline, holders of the Series B Preferred Stock will be entitled to receive out of the assets of Alkaline an amount equal to the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon for each share of the Series B Preferred Stock before any distribution or payment is made to the holders of any junior securities.

Each share of the Series B Preferred Stock is convertible at the option of the holder thereof into that number of shares of Common Stock determined by dividing the stated value of such share of the Series B Preferred Stock by the conversion price of $0.43 (currently adjusted to $0.3174), subject to adjustment pursuant to the terms of the Series B Preferred Stock. In addition, on the earlier (the “Trigger Date”) of (a) the date that a registration statement that registers the resale of the shares of Common Stock issuable upon conversion of the shares of the Series B Preferred Stock (the “Registration Statement”) is first declared effective by the Securities and Exchange Commission and (b) the 180th calendar day following the date of the issuance of the Series B Preferred Stock, which occurred on November 7, 2013, the conversion price will be reduced to the lesser of (i) the then conversion price or (ii) 85% of the average of the volume weighted average price for the five trading dates immediately prior to such Trigger Date, subject to a floor price of $0.25. The conversion right is subject to the beneficial ownership limitation, which will be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series B Preferred Stock held by the applicable holder. The holder may increase or decrease the beneficial ownership limitation upon not less than 61 days’ prior notice to Alkaline, but in no event will such beneficial ownership limitation exceed 9.99% .

Within three trading days from the closing of any subsequent financing by us (each, a “Mandatory Redemption Date”), we must use 25% of the proceeds from such financing to redeem the Series B Preferred Stock on a pro rata basis, until such time that all of the Series B Preferred Stock then outstanding are redeemed in full (each, a “Mandatory Redemption”). If any portion of the cash payment for a Mandatory Redemption has not been paid by Alkaline on the Mandatory Redemption Date, interest will accrue until such amount is paid in full at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law. In addition, on the first anniversary of the earliest date on which any shares of the Series B Preferred Stock were issued (the “One Year Redemption Date”), we must redeem all of the then outstanding Series B Preferred Stock, for an amount in cash equal to the sum of 100% of the aggregate stated value then outstanding, the accrued but unpaid dividends and all the liquidated damages and other amounts due in respect of the Series B Preferred Stock.

In addition, upon the occurrence of a triggering event (as more particularly described below), each holder will have the right to require Alkaline to redeem all of the Series B Preferred Stock then held by such holder for a redemption price, in cash, equal to the sum of (a) the greater of (i) 130% of the stated value and (ii) the product of (y) the volume weighted average price on the trading day immediately preceding the date of the triggering event and (z) the stated value divided by the then conversion price, (b) all accrued but unpaid dividends thereon, (c) the make-whole amount (being an amount in cash equal to all of the dividends that, but for the applicable conversion, redemption or default payment, would have accrued with respect to the applicable stated value being so converted or redeemed for the period commencing on the applicable redemption date or conversion date or default payment date and ending on November 8, 2014) and (d) all liquidated damages and other costs, expenses or amounts due in respect of the Series B Preferred Stock. The term “triggering event” means any of the following events (whatever the reason for such event and whether such event is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a)

the failure of the Registration Statement to be declared effective by the Securities and Exchange Commission on or prior to the 180th day after the date of the issuance of the Series B Preferred Stock, which occurred on November 7, 2013.

(b)

during the period that we are required to keep the Registration Statement effective under the registration rights agreement entered into on November 4, 2013, the effectiveness of the Registration Statement lapses for more than an aggregate of 60 calendar days (which need not be consecutive calendar days) during any 12 month period, or the holders are not otherwise be permitted to resell their registered shares under the Registration Statement for more than an aggregate of 60 calendar days (which need not be consecutive calendar days) during any 12 month period;

(c)

we fail to deliver the shares of our common stock issuable upon conversion of the shares of the Series B Preferred Stock prior to the seventh trading day after such shares are required to be delivered, or we provide written notice to any holder, including by way of public announcement, at any time, of our intention not to comply with requests for conversion of any shares of the Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock;

(d)

(i) we fail to file with the Securities and Exchange Commission a request for acceleration of the Registration Statement within five trading days of the date that we are notified by the Securities and Exchange Commission that the Registration Statement will not be subject to further review or (ii) prior to the effective date of the Registration Statement, we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the Securities and Exchange Commission in respect of such Registration Statement within 20 calendar days after the receipt of comments by or notice from the Securities and Exchange Commission that such amendment is required in order for the Registration Statement is declared effective, and such event has not been cured to the satisfaction of the holders prior to the expiration of 30 calendar days from the date of such event;

(e)

we fail for any reason to pay in full the amount of cash due pursuant to a buy-in on failure to timely deliver shares of our common stock upon conversion of the Series B Preferred Stock within five calendar days after notice therefor is delivered or fail to pay all amounts owed on account of any specified events (consisting of the events described in paragraphs (a) and (d) and the failure of the Registration Statement from being declared effective by the 120th day from November 4, 2013 and the failure to keep the Registration Statement effective for more than 10 consecutive calendar days or more than an aggregate of 20 calendar days during any 12-month period;

(f)	we fail to have available a sufficient number of authorized and unreserved shares of our common stock to issue to the holder upon conversion of the Series B Preferred Stock;
(g)

we fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the transaction documents relating to the Series B Preferred Stock, and such failure or breach, if subject to the possibility of a cure by us, have not been cured within 30 calendar days after the date on which written notice of such failure or breach has been delivered;

(h)	we redeem more than a de minimis number of junior securities other than as to repurchases of our common stock from departing officers and directors, provided that, while any of the Series B Preferred Stock remains outstanding, such repurchases must not exceed an aggregate of $100,000 from all officers and directors;
(i)	we are party to a change of control transaction;
(j)	a bankruptcy event has occurred;
(k)	our common stock fails to be listed or quoted for trading on a trading market for more than seven trading days, which need not be consecutive trading days; or
(l)	any monetary judgment, writ or similar final process is entered or filed against us, any subsidiary or any of our respective property or other assets for more than $250,000, and such judgment, writ or similar final process remains unvacated, unbounded or unstayed for a period of 45 calendar days.

Warrants Being Issued in This Offering

We are offering warrants to purchase up to 8,666,665 shares of our common stock to purchasers in this offering. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.15 per share. The warrants are exercisable immediately upon issuance and have an exercise term equal to five years. The exercise of the warrants is subject to certain exercise limitations, such that the holder may not exercise the warrants if such exercise results in the holder becoming the beneficial owner of more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days prior notice to us, the holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding.

The warrants provide for the adjustment of the exercise price and number of shares issuable upon exercise of the warrants in connection with stock dividends and splits, such that the number of shares issuable upon exercise of the warrant is adjusted in proportion to the change in the number of shares outstanding and the aggregate exercise price of the warrant remains unchanged. In addition, if we sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue any common stock at an effective price per share less than the exercise price of the warrants then in effect, the exercise price will be reduced to such lower effective price per share, provide, however, no such adjustment will be made for certain exempt issuances. In addition, if we grant, issue or sell any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of common stock (and not the holder of the warrant), then the warrant holder will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the warrant. If we declare or make any dividend or other distribution of our assets to holders of our common stock, the warrant holder shall be entitled to participate in the distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the warrant. Other than as described above, the warrants do not contain anti-dilution provisions.

Upon the reclassification, reorganization or recapitalization of our common stock, our merger or consolidation with or into another entity, the consummation of a stock purchase agreement whereby more than 50% of the outstanding shares of the common stock are acquired by another person or entity, or a sale or other disposition of substantially all of our assets, the holder of each of the warrants is entitled to receive the number of shares of our common stock or the common stock of our successor or acquirer that such holder would have been entitled to receive immediately prior to such transaction, and the exercise price for such shares shall be adjusted based on the amount of any alternate consideration receivable as a result of such transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such transaction. The holder of the warrant may also require us or any successor entity to purchase the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of the transaction.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of April 30, 2014, we had approximately 15 stockholders of record. Therefore, we believe that these provisions governing combination of a Nevada corporation do not apply to us and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may also have effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

  the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

  the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

  if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

  an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

  an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

  representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

Experts and Counsel

The financial statements of Alkaline Water Corp. for the period from inception (June 19, 2012) to March 31, 2013 included in this prospectus have been audited by Seale and Beers, CPAs, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP will provide us with an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

Interest of Named Experts and Counsel

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Information with respect to Our Company
Description of Business

Corporate Overview

Our company, The Alkaline Water Company Inc., was incorporated under the laws of the State of Nevada on June 6, 2011 under the name “Global Lines Inc”. Our business model prior to the acquisition of Alkaline Water Corp. on May 31, 2013 was to provide chauffeuring and transportation services to residents within our local market, primarily providing transportation services such as private school student transport, sightseeing trips, and elderly transportation, and offering transportation to the airport and special event such as proms and weddings. However, as we had not successfully developed our service and had no source of revenue from our business plan, we determined to seek out a new business opportunity to increase value for our stockholders.

On February 20, 2013, The Alkaline Water Company Inc. (formerly Global Lines Inc) entered into a non-binding letter of intent with Alkaline 88, LLC (formerly Alkaline 84, LLC), a wholly-owned subsidiary of Alkaline Water Corp., for the acquisition of all of the issued and outstanding securities of the capital of Alkaline 88, LLC. Further to this letter of intent, on May 31, 2013, The Alkaline Water Company Inc. entered into a share exchange agreement with Alkaline Water Corp. and all of its stockholders, and as a result of the closing of this agreement on the same date, Alkaline Water Corp. became a wholly-owned subsidiary of The Alkaline Water Company Inc. Consequently, after the closing of this agreement we adopted the business of Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC.

Alkaline Water Corp. was incorporated in the State of Arizona on March 7, 2013, and it is the sole stockholder of Alkaline 88, LLC. Alkaline Water Corp. is the wholly-owned subsidiary of The Alkaline Water Company Inc., and Alkaline 88, LLC is Alkaline Water Corp.’s wholly-owned subsidiary.

Prior to the closing of the share exchange agreement, on May 30, 2013, our company effected a name change by merging with its wholly-owned Nevada subsidiary named “The Alkaline Water Company Inc.” with our company as the surviving corporation under the new name “The Alkaline Water Company Inc.” In addition, on May 30, 2013, our company effected a 15:1 forward stock split of our authorized and issued and outstanding common stock.

On October 7, 2013, we amended our articles of incorporation to create 100,000,000 shares of preferred stock by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada. The preferred stock may be divided into and issued in series, with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our board of directors. As a result, the aggregate number of shares that we have the authority to issue is 1,225,000,000, of which 1,125,000,000 shares are common stock, with a par value of $0.001 per share, and 100,000,000 shares are preferred stock, with a par value of $0.001 per share.

On October 8, 2013, we designated 20,000,000 shares of the authorized and unissued preferred stock of our company as “Series A Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. The Series A Preferred Stock has 10 votes per share and is not convertible into shares of our common stock.

On November 5, 2013, we designated 1,000 shares of the authorized and unissued preferred stock of our company as “10% Series B Convertible Preferred Stock” by filing a Certificate of Designation with the Secretary of State of the State of Nevada. The 10% Series B Convertible Preferred Stock is convertible into shares of our common stock at a price of $0.43 (currently adjusted to $0.3174) per share, subject to adjustment as provided for in the Certificate of Designation, and has, among other things, liquidation preferences, dividend rights, redemption rights and conversion rights.

The principal offices of our company are located at 7730 E Greenway Road, Ste. 203, Scottsdale, AZ 85260. Our telephone number is (480) 656-2423.

Principal Products

Our company offers retail consumers bottled alkaline water in three-liter and one-gallon volumes through our brand “Alkaline88”. Our product is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce our 8.8 pH drinking water without the use of any chemicals. Our product also incorporates 84 trace Himalayan salts.

The main reason consumers drink our product is for the perceived benefit that a proper pH balance helps fight disease and boosts the immune system and the perception that alkaline water helps to maintain a proper body pH and keeps cells young and hydrated.

Operations

Alkaline 88, LLC, our operating subsidiary, operates primarily as a marketing and distribution company. Alkaline 88, LLC has entered into exclusive arrangements with Water Engineering Solutions LLC, an entity that is controlled and owned by our President, Chief Executive Officer, Director and majority stockholder Steven P. Nickolas and our Vice-President, Secretary, Treasurer and Director Richard A. Wright, for the manufacture and production of our alkaline generating electrolysis system machines. Alkaline 88, LLC has entered into one-year agreement(s) with Arizona Bottled Water, LLC and White Water, LLC to act as our initial co-packers. Our branding is being coordinated through 602 Design, LLC and our component materials are readily available through multiple vendors. Our principal suppliers are Plastipack Packaging and Polyplastics Co.

Sample production and testing of our product began in late 2012. We have currently established initial contract manufacturing in Phoenix, Arizona and plan to establish other key manufacturing facilities throughout the United States to support the national distribution of our product.

Our product is currently at the introduction phase of its lifecycle. In March 2012 Alkaline 88, LLC did market research on the demand for a bulk alkaline product at the Natural Product Expo West in Anaheim, California. In January 2013, we began the formal launching of our product in Southern California and Arizona. Since then, we have begun to deliver product through approximately 600 retail outlets throughout the United States, primarily in the Southwest and Texas, through large national distributors (UNFI and KeHe). Our current stores include convenience stores, natural food products stores, large ethnic markets and national retailers. Currently, we sell all of our products to our retailers through brokers and distributors. Our larger retail clients bring the water in through their own warehouse distribution network. Our current retail clients are made up of a variety of the following; convenience stores, including 7-11’s; large national retailers, including Albertson’s, Fry’s and Smith’s, (both Kroger companies) and regional grocery chains such as Bashas’, Bristol Farms, Vallarta, Superior Foods, Brookshire’s and other companies throughout the United States.

In order to continue our expansion, we anticipate that we will be required, in most cases, to continue to give promotional deals throughout 2014 and in subsequent years on a quarterly basis ranging from a 5%-15% discount similar to all other beverage company promotional programs. It has been our experience that most of the retailers have requested some type of promotional introductory program which has included either a $0.25-$0.50 per unit discount on an initial order; a buy one get one free program; or a free-fill program which includes 1-2 cases of free product per store location. Slotting has only been presented and negotiated in the larger national grocery chains and, in most cases, is offset by product sales. Our slotting fees with our current national retailers do not exceed $40,000 in the aggregate and are offset through product sales. In addition we participate in promotional activities of our distributors, these fees are not in excess of $100,000 and are offset through product sales.

Plan of Operations

In order for us to implement our business plan over the next twelve-month period, we have identified the following milestones that we expect to achieve:

  Training of Staff - The first milestone that we expect to achieve in the second calendar quarter of 2014 will be the internal training of our sales and marketing staff, located in Scottsdale, Arizona. We expect to also complete the training and contractual relationship with our national broker network known as Beacon United. Except in the Northeast, the Beacon United Network has been fully engaged. In order to take advantage of the initial sales season, which runs from January through April, we anticipate a considerable amount of travel and ongoing training for both internal staff and Beacon United at an estimated cost during that time of $50,000.

  Increase Manufacturing Capacity – We anticipate that we will need to secure an additional four contract manufacturing facilities, beyond those that currently exist in Phoenix, Arizona. The strategic importance of this is to reduce freight costs that are currently being incurred with respect to shipping product around the country. We are currently in negotiations with four contract packaging facilities located in Texas, Illinois, Georgia and California. Based on the location of various retailers in different parts of the country and our expected growth, we anticipate that we will need to open a new facility every quarter in 2014. In addition to these contract packaging facilities, it is strategically important for us to raise capital to complete the acquisition of the North Cove Bottling Plant located in North Carolina, which we are expecting to finalize in the second quarter 2014. If we cannot finalize this purchase, we will have to continue to outsource to the four contract facilities at higher manufacturing and shipping costs. Each of the contract packaging facilities will require the installation of a specifically designed proprietary piece of equipment that will allow them to manufacture and produce our Alkaline 88 products. The cost of each of these systems, including installation, is approximately $230,000, per system. We anticipate having all four of these locations in operation by the end of 2014. Depending on the demand for our product, we anticipate that some of these contract packers including the North Carolina plant will require up to three or four of our standard systems. Given the total cost of each machine, along with the ancillary storage equipment and installation, of approximately $230,000, the total cost of implementation and expansion to the various contract packers could be in excess of $3,400,000. The plant acquisition and upgrades could be another $1,700,000. Accordingly, we expect the total maximum cost for the next 12 months to be $5,100,000.

  Expand Retail Distribution - As the contract packaging facilities continue to come online, it is imperative to the execution of our business plan that we continue to sign up major retailers for the acceptance and sales of our product throughout the United States, Canada and Mexico. We anticipate most major markets and retailers in the country to be opened prior to the end of 2014. We are currently in negotiations or have received the new item paperwork from retailers that will introduce our Alkaline 88 product line to over 350 retailers, representing approximately 30,000 store locations throughout North America. We believe that it will be possible for us to bring on an additional four to five retailers per month over the next twelve months. The cost of this retail expansion is expected to be $500,000 during that time.

  Addition of Support Staff - In order to support expansion efforts and to continue the training and support of our broker network, we will need to hire approximately ten more people on the corporate level, most of which will be hired for the specific purpose of supporting the broker, distributor and retailers and their logistical requirements. We continue to seek and interview candidates to fill our growing need for additional staffing. The additional cost of these new hires is expected to be approximately $1,000,000 in salary and benefits over the next twelve months.

  Capital Considerations – Our business plan can be adjusted based on the available capital to the business. We plan to begin moving in an eastward direction and building machines and entering into co-packing arrangements as funding allows. We anticipate that the upper end of our funding, or $9,000,000, is necessary in order to build-out a national presence for our product and to allow for the purchase of the necessary equipment and facilities over the next twelve months.

We believe that cash flow from operations will not meet our present and near-term cash needs and thus we will require additional cash resources, including the sale of equity or debt securities, to meet our planned capital expenditures and working capital requirements for the next 12 months. We estimate that our capital needs over the next 12 month will be $2,000,000 to $5,000,000. We will require additional cash resources to achieve the milestones indicated above. If our own financial resources and future current cash-flows from operations are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

Distribution Method for Our Product

Our distribution network is a broker-distributor-retailer network, whereby brokers represent our products to distributors and retailers. Our target retail markets are: (a) chain and independent health food stores; (b) grocery stores; (c) convenience stores; (d) drug stores; and the mass retail market.

Currently our broker network consists of A&L Sales & Marketing, Savi Sales & Marketing, Co-Sales Company and Perimeter Sales & Merchandising.

National distribution is being arranged through our distributor network including, but not limited to, Santa Monica Distributing Company, Las Vegas Beer & Beverage Company, Alford Distributing, North Central Distributors, United Natural Foods (UNFI) and KeHE Distributors.

Our retail network currently consists of Albertson’s/SuperValu, Amazon.com, Bashas’, Bristol Farms, Superior Grocers, Kroger (Fry’s and Smith’s) and Vallarta Supermarkets.

Dependence on Few Customers

We have 3 major customers that together account for 51% (25%, 14% and 12%, respectively) of accounts receivable at December 31, 2013, and 2 customers that together account for 28% (18% and 10%, respectively) of the total revenues earned for the nine-month period ended December 31, 2013.

Marketing

We intend to market our product through our broker network and to avail ourselves to the promotional activities of other companies and competitors regarding the benefits of alkaline water. We anticipate that our initial marketing thrust will be to support the retailers and distribution network with point of sales displays and other marketing materials, strategically adding an extensive public relations program and other marketing as the markets dictate.

Competition

The beverage industry is extremely competitive. The principal areas of competition include pricing, packaging, development of new products and flavors, and marketing campaigns. Our product will be competing directly with a wide range of drinks produced by a relatively large number of manufacturers. Most of these brands have enjoyed broad, well-established national recognition for years, through well-funded ad and other marketing campaigns. In addition, companies manufacturing these products generally have far greater financial, marketing, and distribution resources than we have.

Important factors that will affect our ability to compete successfully include the continued public perception of the benefits of alkaline water, taste and flavor of our product, trade and consumer promotions, the development of new, unique and cutting edge products, attractive and unique packaging, branded product advertising, pricing, and the success of our distribution network.

We will also be competing to secure distributors who will agree to market our product over those of our competitors, provide stable and reliable distribution, and secure adequate shelf space in retail outlets. The extremely competitive pressures within the beverage categories could result in our product never even being introduced beyond what they can market locally themselves.

Our product will compete generally with all liquid refreshments, including bottled water and numerous specialty beverages, such as SoBe, Snapple, Arizona, Vitamin Water, Gatorade, and Powerade. We will compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including Eternal, Essentia, Icelandic, Real Water, Aqua Hydrate, Mountain Valley, Qure, Penta, and Alka Power.

Products offered by our direct competitors are sold in various volumes and prices with prices ranging from approximately $1.39 for a half-liter bottle to $2.99 for a one-liter bottle, and volumes ranging from half-liter bottles to one-and-a half liter bottles. We currently offer our product in a three-liter bottle for an SRP of $3.99 and one-gallon bottle for an SRP of $4.99.

Intellectual Property

Where available, we intend to obtain trademark protection in the United States for a number of trademarks for slogans and product designs. We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product design, product research and concepts and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights could result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights will be a key component of our sales and operating strategy.

Seasonality of Business

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our product and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

Research and Development Costs During the Last Two Years

Alkaline 88, LLC has worked with Water Engineering Solutions, LLC, an entity that is controlled and majority-owned by Steven P. Nickolas and Richard A. Wright, on the research and development activities related to the development of our alkaline generating electrolysis system machines, a proprietary alkaline water system.

Government Regulation

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our product will be subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state consumer protection laws; competition laws; federal, state and local workplace health and safety laws; various federal, state and local environmental protection laws; and various other federal, state and local statutes and regulations.

Legal requirements apply in many jurisdictions in the United States requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing, and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other types of statutes and regulations relating to beverage container deposits, recycling, ecotaxes and/or product stewardship also apply in various jurisdictions in the United States. We anticipate that additional, similar legal requirements may be proposed or enacted in the future at the local, state and federal levels in the United States.

Any third-party bottling facility that we may choose to utilize in the future and any other such operations will be subject to various environmental protection statutes and regulations, including those relating to the use of water resources and the discharge of wastewater. It will be our policy to comply with any and all such legal requirements. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect on our capital expenditures, net income or competitive position.

Employees

In addition to Steven P. Nickolas, who is our President, Chief Executive Officer, Director and majority stockholder, and Richard A. Wright, who is our Vice-President, Secretary, Treasurer and Director, we currently employ 8 full time employees and 1 part-time employee in marketing, accounting and administration. We also work with retail brokers in the United States who are paid on a contract basis. Our operations are overseen directly by management that engages our employees to carry on our business. Our management oversees all responsibilities in the areas of corporate administration, business development, and research. We intend to expand our current management to retain skilled directors, officers, and employees with experience relevant to our business focus. Our management’s relationships with manufacturers, distillers, development/research companies, bottling concerns, and certain retail customers will provide the foundation through which we expect to grow our business in the future. We believe that the skill-set of our management team will be a primary asset in the development of our brands and trademarks. We also plan to form an independent network of contract sales and regional managers, a promotional support team, and several market segment specialists who will be paid on a variable basis.

Description of Property

We do not own any real estate or other property used in the operation of our current business. Our principal offices are located at 7730 E Greenway Road Ste. 203, Scottsdale, AZ 85260 with the size of 3,500 square feet. We have recently entered into a new leasing arrangement with rent arrangement with 7730 E Greenway Properties, an unrelated third party, for $2,000 per month. We believe that the condition of our principal offices is satisfactory, suitable and adequate for our current needs.

Legal Proceedings

We know of no material pending legal proceedings to which our company or any of our subsidiaries is a party or of which any of our properties, or the properties of any of our subsidiaries, is the subject. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder is a party adverse to our company or any of our subsidiaries or has a material interest adverse to our company or any of our subsidiaries.

Market Price of and Dividends on Our Common Equity
and Related Stockholder Matters

Market information

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “WTER”. Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated or have little to do with a company’s operations or business prospects.

Our common stock became eligible for quotation on the OTC Bulletin Board on July 10, 2012. During the year ended March 31, 2013, no shares of our common stock traded.

Set forth below are the range of high and low bid quotations for the periods indicated as reported by the OTC Bulletin Board. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Quarter Ended	High Bid	Low Bid

June 30, 2013	$0	$0

September 30, 2013	$1.305	$0.35

December 31, 2013	$0.70	$0.2501

March 31, 2014	$0.26	$0.15

On April 29, 2014, the closing price for our common stock as reported by the OTC Bulletin Board was $0.1435 per share.

Transfer Agent

Our shares of common stock are issued in registered form. The transfer agent and registrar for our common stock is Island Stock Transfer, located at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760.

Holders of Common Stock

As of April 30, 2014, there were approximately 15 registered holders of record of our common stock. As of such date, 82,398,741 shares were issued and outstanding.

Dividends

The payment of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception and have no present intention of paying any cash dividends on our common stock in the foreseeable future.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Financial Statements

Financial Statements For the Period from Inception (June 19, 2012) to March 31, 2013 and

Report of Independent Registered Public Accounting firm

Consolidated Balance Sheet

Consolidated Statement of Operations

Consolidated Statement of Stockholders’ Deficit

Consolidated Statement of Cash Flows

Notes to the Consolidated Financial Statements

Financial Statements for the Nine Month Period Ended December 31, 2013 and the Period from Inception (June 19, 2012) to December 31, 2012

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Cash Flows

Notes to the Consolidated Financial Statements

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Alkaline Water Corporation
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Alkaline Water Corp. and Subsidiary (A Development Stage Company) as of March 31, 2013, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the period since inception on June 19, 2012 through March 31, 2013. Alkaline Water Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alkaline Water Corp. and Subsidiary (A Development Stage Company) as of March 31, 2013, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the period since inception on June 19, 2012 through March 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative working capital at March 31, 2013, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
April 25, 2013

50 S. Jones Blvd. Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351

ALKALINE WATER CORP.
(A DEVELOPMENT STATE COMPANY)
CONSOLIDATED BALANCE SHEET
March 31, 2013
(Audited)

ASSETS

Current Assets:
Cash	$64,607
Accounts receivable	15,110
Inventory	7,573
Total Current Assets	$87,290

Fixed Assets, net	38,083
Deposits – related party	15,000

Total Assets	$140,373

LIABIITIES AND STOKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$12,651
Accounts payable – related party	490
Accrued expenses	5,400
Accrued interest	1,315
Notes payable	150,000
Total Current Liabilities	$169,856

Total Liabilities	$169,856

Stockholders’ Deficit:
Common stock, Class A, $0.001 par value, 1,000,000 shares authorized, 100,000 shares issued and outstanding as of March 31, 2013	$100
Additional paid in capital	253,805
Deficit accumulated during development stage	(283,388)

Total Stockholders’ Deficit	$(29,483)

Total Liabilities and Stockholders’ Deficit	$140,373

See Accompanying Notes to Financial Statements

ALKALINE WATER CORP.
(A DEVELOPMENT STATE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
For the Period from Inception (June 19, 2012) to March 31, 2013
(Audited)

Revenue	$15,110

Cost of Goods Sold	8,026

Gross Profit	$7,084

Operating Expenses:
Sales and marketing expenses	$88,229
General and administrative expenses	89,608
General and administrative expenses – related party	104,929
Depreciation expense	1,814
Total Operating Expenses	$284,580

Other Expenses:
Interest expense	$(1,315)
Other expense	(4,577)
Total Other Expenses	$(5,892)

Net Loss	$(283,388)

Weighted average number of common shares outstanding – basic	4,000

Net loss per share – basic	$(70.85)

See Accompanying Notes to Financial Statements

ALKALINE WATER CORP.
(A DEVELOPMENT STATE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
(Audited)

				Deficit
				Accumulated
			Additional	During	Total
	Common Stock		Paid in	Development	Stockholders’
	Shares	Amount	Capital	Stage	Deficit
Inception (June 19, 2012)	--	$--	$--	$--	$--

Issuance of common stock for acquisition of Alkaline 84, LLC March 31, 2013	100,000	100	253,805	--	253,905

Net loss	--	--	--	(283,388)	(283,388)

Balance, March 31, 2013	100,000	$100	$253,805	$(283,388)	$(29,483)

See Accompanying Notes to Financial Statements

ALKALINE WATER CORP.
(A DEVELOPMENT STATE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period from Inception (June 19, 2012) to March 31, 2013
(Audited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(283,388)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,814
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(15,110)
(Increase) in inventory	(7,573)
Increase in accounts payable	13,141
Increase in accrued expenses	5,400
Increase in accrued interest	1,315

Net cash used in operating activities	$(284,401)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	$(39,897)
Deposits	(15,000)

Net cash used in investing activities	$(54,897)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	$150,000
Shareholder contribution	264,575
Shareholder distribution	(10,670)

Net cash provided by financing activities	$403,905

NET CHANGE IN CASH	$64,607

CASH AT BEGINNING OF PERIOD	--

CASH AT END OF PERIOD	$64,607

SUPPLEMENTAL INFORMATION:
Interest paid	$--

Income taxes paid	$--

See Accompanying Notes to Financial Statements

ALKALINE WATER CORP.
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Alkaline Water Corp (the “Company”) was incorporated or March 7, 2013 (“date of inception”) under the laws of Arizona.

The Company has not commenced significant operations and, in accordance with ASC Topic 915-10, the Company is considered a development stage company.

Principles of consolidation
For the period from June 19, 2012 to March 31, 2013, the consolidated financial statements include the accounts of Alkaline Water Corp (Arizona Corporation) and Alkaline 84, LLC (Arizona Limited Liability Company). All significant intercompany balances and transactions have been eliminated. Alkaline Water Corp (Arizona Corporation) and Alkaline 84, LLC (Arizona Limited Liability Company) will be collectively referred herein to as the “Company”.

Nature of operations
The Company is in the beverage industry and sells alkaline water. The Company has been in the development stage since its formation and has not realized any significant revenues from its planned operations.

Year end
The Company’s year end is March 31.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2013. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

ALKALINE WATER CORP.
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value of financial instruments (continued)
Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Income taxes
The Company follows ASC Topic 740 for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of March 31, 2013, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. As of March 31, 2013, no income tax expense has been incurred.

For the period June 19, 2012 through March 31, 2013, Alkaline 84, LLC was treated as a partnership for federal income tax purposes and does not incur income taxes. Instead, its earnings and losses are allocated to and reported on the individual returns of the member’s tax returns. Accordingly, no provision for income tax is included in the financial statements.

For the period March 7, 2013 through March 31, 2013, Alkaline Water Corp. was treated as a C-corporation for federal income tax purposes.

Cash and cash equivalents
For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

ALKALINE WATER CORP.
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts receivable
The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $0 at March 31, 2013. The Company has extended payment terms of 60 – 90 days.

Inventory
Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

Fixed assets
The Company records all property and equipment at cost less accumulated depreciation. Improvements are capitalized while repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful life of the assets or the lease term, whichever is shorter. Depreciation periods are as follows:

Equipment	5 years

Stock-based compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Revenue recognition
The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is probable.

The Company recorded revenue when it was realizable and earned upon shipment of the finished products.

The Company does not accept returns due to the nature of the product. However, they will provide credit to customers for damaged goods.

Major customers
During the period from June 19, 2012 (inception) to March 31, 2013, the Company generated its revenue from three customers.

ALKALINE WATER CORP.
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising costs
Advertising costs are anticipated to be expensed as incurred; however there was $3,005 in advertising costs included in sales and marketing expenses for the period from June 19, 2012 (inception) to March 31, 2013.

Shipping and handling costs
Shipping and handling costs are expensed as incurred and are included in the cost of goods sold. The Company does not charge its customers for shipping and handling.

Earnings per share
The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are antidilutive they are not considered in the computation.

Recent pronouncements
The Company has evaluated all the recent accounting pronouncements through April 2013 and believes that none of them will have a material effect on the Company’s consolidated financial statements.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability and/or acquisition and sale of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated significant revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring startup costs and expenses. As a result, the Company incurred accumulated net losses from Inception (June 19, 2012) through the period ended March 31, 2013 of ($283,388). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 – INVENTORY

Inventories consist of the following at March 31, 2013:

Raw materials	$5,125
Finished goods	2,449
$7,574

ALKALINE WATER CORP.
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – FIXED ASSETS

Fixed assets consisted of the following at March 31, 2013:

Equipment	$39,897
Less: accumulated depreciation	(1,814)
Fixed assets, net	$38,093

Depreciation expense for the period from Inception (June 19, 2012) to March 31, 2013 was $1,814.

Repairs and maintenance expense for the period from Inception (June 19, 2012) to March 31, 2013 was $361.

NOTE 5 – DEPOSITS

On February 27, 2013, the Company paid a $15,000 deposit on equipment that they are purchasing for approximately $145,000.

NOTE 6 – NOTES PAYABLE

Notes payable consists of the following at March 31, 2013:

Promissory note, secured by all of the assets of the Company; 10% interest, due April 30, 2013	$150,000
$150,000

Interest expense for the period from Inception (June 19, 2012) to March 31, 2013 was $1,315.

NOTE 7 – INCOME TAXES

At March 31, 2012, the Company had a federal operating loss carryforward of $4,500, which begins to expire in 2032.

Components of net deferred tax assets, including a valuation allowance, are as follows at March 31, 2013:

Deferred tax assets:
Net operating loss carryforward	$675
Total deferred tax assets	$675
Less: Valuation allowance	(675)
Net deferred tax assets	$--

The valuation allowance for deferred tax assets as of March 31, 2013 was $675, respectively, which will begin to expire 2032. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of March 31, 2013 and maintained a full valuation allowance.

ALKALINE WATER CORP.
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – INCOME TAXES (CONTINUED)

Reconciliation between the statutory rate and the effective tax rate is as follows at March 31, 2013:

Federal statutory rate	(15.0)%
State taxes, net of federal benefit	(0.0)%
Change in valuation allowance	15.0%
Effective tax rate	$0.0 &

NOTE 8 – STOCKHOLDERS’ DEFICIT

The Company is authorized to issue 1,000,000 shares of $0.001 par value common stock, class A.

Common Stock

Prior to the acquisition of Alkaline 84, LLC, the Company had 0 shares of common stock, class A issued and outstanding.

On March 31, 2013, the Company issued 100,000 shares in exchange for a 100% interest in Alkaline 84, LLC. For accounting purposes, the acquisition of Alkaline 84, LLC by the Company has been recorded as a reverse acquisition of a public company and recapitalization of Alkaline 84, LLC based on the factors demonstrating that Alkaline 84, LLC represents the accounting acquirer. The Company changed its business direction and is now a beverage company.

NOTE 9 – WARRANTS AND OPTIONS

As of March 31, 2013, no stock options or warrants have been issued.

NOTE 10 – AGREEMENTS

On February 20, 2013, the Company executed a non-binding letter of intent with a foreign entity traded on the OTCBB (“Pubco”), for the sale of all of the issued and outstanding securities of the capital of the Company. Under the proposed terms, the parties will enter into a business combination whereby Pubco will purchase all of the securities of the Company in exchange for 43,000,000 shares of common stock of Pubco, which will represent approximately 55”% of the issued and outstanding shares of Pubco as of the closing of the transaction. Upon the closing, the Company will become a wholly-owned subsidiary of Pubco. At closing, the Company will have the right to nominate all of the officers of Pubco and three directors, while the other shareholders of Pubco will have the right to nominate two directors.

The Company received a $150,000 bridge loan (see Note 6 above) from Pubco on February 28, 2013 in connection with the execution of the letter of intent. Upon consummation of the proposed sale, the bridge loan will become convertible into one share of Pubco common stock and 1.5 warrants for additional shares of Pubco common stock.

On or before the closing date, Pubco agrees to complete one or more private placements for aggregate gross proceeds of not less than $500,000, and within 135 days of the closing date to complete an additional one or more private placements for aggregate gross proceeds of not less than $250,000.

The closing date for the contemplated transaction is on or before April 16, 2013. In the event the proposed sale is not completed, the bridge loan along with any unpaid or accrued interest is due and payable on April 30, 2013.

ALKALINE WATER CORP.
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – RELATED PARTY TRANSACTIONS

As of March 31, 2013, the Company had accounts payable totaling $490 due to an entity that is controlled and owned by an officer, director and shareholder of the Company.

As of March 31, 2013, the Company had a deposit totaling $15,000 with to an entity that is controlled and owned by an officer, director and shareholder of the Company. (see Note 5 above)

During the period from Inception (June 19, 2012) to March 31, 2013, the Company purchased $36,297 in equipment from an entity that is controlled and owned by an officer, director and shareholder of the Company.

During the period from Inception (June 19, 2012) to March 31, 2013, the Company had a total of $104,929 in general and administrative expenses with related parties. Of the total, $69,732 was consulting fees to an officer, director and shareholder of the Company, $32,322 was rent to an entity that is controlled and owned by an officer, director and shareholder of the Company $2,875 was professional fees to an entity that is controlled and owned by an officer, director and shareholder.

The Company has a month-to-month rent arrangement with an entity that is controlled and owned by an officer, director and shareholder for $1,914 per month

NOTE 12 – SUBSEQUENT EVENT

On April 17, 2013, the Company executed a promissory note for $25,000 for an additional bridge loan in connection with the contemplated sale of the Company’s equity securities (see Note 10 above). The note bears interest at the rate of 10% per annum and is due and payable along with any unpaid or accrued interest on April 30, 2013. The note is secured by all of the business assets of the Company. Upon consummation of the proposed sale, this bridge loan will become convertible into one share of Pubco common stock and 1.5 warrants for additional shares of Pubco common stock.

THE ALKALINE WATER COMPANY, INC.
FORMERLY GLOBAL LINES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31, 2013	March 31, 2013

ASSETS
Current assets:
Cash	$22,465	$64,607
Accounts receivable	99,266	15,110
Inventory	87,181	7,573
Prepaid Expenses and other current assets	2,669	-
Deferred financing cost	69,879

Total current assets	281,460	87,290

Fixed assets, net	299,541	38,083
Equipment deposits - related party	201,900	15,000

Total assets	$782,901	$140,373

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$135,907	$12,651
Accounts payable - related party	-	490
Accrued expenses	16,374	5,400
Accrued interest	7,500	1,315
Notes payable	-	150,000
Derivative liability	404,075

Total current liabilities	563,856	169,856

Redeemable convertible Preferred stock (Redemption Value: $500,000)	40,457	-

Stockholders' deficit:
Preferred stock - $0.001 par value, 100,000,000 shares authorized. Series A issued 20,000,000	20,000
Common stock, Class A, $0.001 par value, 1,125,000,000 shares authorized, 81,322,175 and 77,500,000 shares issued and outstanding as of December 31, 2013 and March 31, 2013, respectively	81,322	77,500
Additional paid in capital	3,426,810	176,405
Common stock issuable	-	-
Deficit accumulated during development stage	(3,349,544)	(283,388)

Total stockholders' deficit	$178,588	$(29,483)

Total liabilities and stockholders' deficit	$782,901	$140,373

See Accompanying Notes to Condensed Consolidated Financial Statements.

THE ALKALINE WATER COMPANY, INC.
FORMERLY GLOBAL LINES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the three months		For the three months	For the nine months		Inception (June 19,	Inception (June 19,
	ended		ended	ended		2012 to	2012 to
	December 31, 2013		December 31, 2012	December 31, 2013		December 31, 2012	December 31, 2013

Revenue	$171,137		$-	$333,404		$-	$348,514
Cost of goods sold	102,609		-	193,566		-	201,592
Gross profit	68,528		-	139,838		-	146,922
Operating expenses:
Sales and marketing expenses	150,417		2,849	338,839		38,903	427,068
General and administrative	2,335,964		3,344	2,812,196		99,504	2,901,804
General and administrative - related party	3,286		46,682	65,378		46,682	170,307
Depreciation expense	16,534		-	25,872		-	27,686

Total operating expenses	2,506,201		52,875	3,242,285		185,089	3,526,865

Other Income (expenses):
Interest expense	(7,501)			(11,056)		-	(12,371)
Amortization of debt discount	(48,578)			(48,578)			(48,578)
Other expenses	-			-			(4,577)
Change in derivative liability	95,925			95,925			95,925

Total other expense	39,846		-	36,291		-	30,399

Net loss	$(2,397,827)		$(52,875)	$(3,066,156)		$(185,089)	$(3,349,544)

Weighted average number of common shares outstanding - basic	77,717,418			79,776,874		-

Net loss per share - basic	$(0)	$	N/A	$(0.04)	$	N/A

See Accompanying Notes to Condensed Consolidated Financial Statements.

THE ALKALINE WATER COMPANY INC.
FORMERLY GLOBAL LINES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the nine months	Inception (June 19,	Inception (June 19, 2012 to
	ended	2012) to
	December 31, 2013	December 31, 2012	December 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,066,156)	$(185,089)	(3,349,544)
Adjustments to reconcile net income
to net cash used in operating activities:
Depreciation expense	25,872	-	27,686
Interest expense converted to common stock	3,555	-	3,555
Shares issued for services	2,019,357	-	2,019,357
Amortization of debt discount	48,578		48,578
Change in derivative liabilities	(95,925)		(95,925)
Changes in operating assets and liabilities:
Accounts receivable	(84,156)	-	(99,266)
Inventory	(79,608)	(9,932)	(87,181)
Prepaid expenses and other current assets	(2,669)	-	(2,669)
Accounts payable	123,256	43,077	136,397
Accounts payable - related party	(490)	7,900	(490)
Accrued expenses	18,474	-	25,189

Net cash used in operating activities	(1,089,912)	(144,044)	(1,374,313)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(264,230)	(66,524)	(304,127)
Deposits	(210,000)	-	(225,000)
Net cash used in investing activities	(474,230)	(66,524)	(529,127)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	75,000	-	225,000
Proceeds from sale of common stock	1,025,000	-	1,025,000
Proceeds from sale of manadatory redeemable preferred stock, net	422,000	-	422,000
Shareholder contribution	-	217,738	264,575
Shareholder distribution	-	(7,170)	(10,670)
Net cash provided by financing activities	1,522,000	210,568	1,925,905
NET CHANGE IN CASH	(42,142)	(0)	22,465
CASH AT BEGINNING OF PERIOD	64,607	-	-
CASH AT END OF PERIOD	$22,465	$(0)	$22,465

SUPPLEMENTAL INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt converted to common stock	$229,870	$-

See Accompanying Notes to Condensed Consolidated Financial Statements.

     THE ALKALINE WATER COMPANY INC.
(FORMERLY GLOBAL LINES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The interim consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in U.S. dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these condensed interim consolidated financial statements be read in conjunction with the financial statements of the Company for the period of inception (June 19, 2012) to March 31, 2013 and notes thereto included in the Company’s 8-K current report and all amendments. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim period are not indicative of annual results.

Principles of consolidation

For the period from June 19, 2012 to March 31, 2013, the consolidated financial statements include the accounts of Alkaline Water Corp. (an Arizona Corporation) and Alkaline 88 LLC (formerly Alkaline 84, LLC) (an Arizona Limited Liability Company). For the period from April 1, 2013 to December 31, 2013, the consolidated financial statements include the accounts of The Alkaline Water Company Inc. (a Nevada Corporation), Alkaline Water Corp. (an Arizona Corporation) and Alkaline 84, LLC (an Arizona Limited Liability Company).

All significant intercompany balances and transactions have been eliminated. The Alkaline Water Company Inc. (a Nevada Corporation), Alkaline Water Corp. (an Arizona Corporation) and Alkaline 88, LLC (an Arizona Limited Liability Company) will be collectively referred herein to as the “Company”. Any reference herein to “The Alkaline Water Company Inc.”, the “Company”, “we”, “our” or “us” is intended to mean The Alkaline Water Company Inc., including the subsidiaries indicated above, unless otherwise indicated.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Fixed assets

The Company records all property and equipment at cost less accumulated depreciation. Improvements are capitalized while repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful life of the assets or the lease term, whichever is shorter. Depreciation periods are as follows for the relevant fixed assets:

Equipment	5 years

Revenue recognition

The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount to be paid by the customer is fixed or determinable; and (4) the collection of such amount is probable.

The Company records revenue when it is realizable and earned upon shipment of the finished products.

The Company does not accept returns due to the nature of the product. However, we will provide credit to our customers for damaged goods.

Fair Value Measurements

The valuation of our embedded derivatives and warrant derivatives are determined primarily by the multinomial distribution (Lattice) model. An embedded derivative is a derivative instrument that is embedded within another contract, which under the convertible note (the host contract) includes the right to convert the note by the holder, certain default redemption right premiums and a change of control premium (payable in cash if a fundamental change occurs). In accordance with Accounting Standards Codification ("ASC") 815 “Accounting for Derivative Instruments and Hedging Activities”, as amended, these embedded derivatives are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period. A warrant derivative liability is also determined in accordance with ASC 815. Based on ASC 815, warrants which are determined to be classified as derivative liabilities are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period. The practical effect of this has been that when our stock price increases so does our derivative liability resulting in a non-cash loss charge that reduces our earnings and earnings per share. When our stock price declines, we record a non-cash gain, increasing our earnings and earnings per share. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

• Level 1	unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

• Level 2	inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

• Level 3	unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

To determine the fair value of our embedded derivatives, management evaluates assumptions regarding the probability of certain future events. Other factors used to determine fair value include our period end stock price, historical stock volatility, risk free interest rate and derivative term. The fair value recorded for the derivative liability varies from period to period. This variability may result in the actual derivative liability for a period either above or below the estimates recorded on our consolidated financial statements, resulting in significant fluctuations in other income (expense) because of the corresponding non-cash gain or loss recorded.

The following table sets forth the fair value hierarchy within our financial assets and liabilities by level that were accounted for at fair value on a recurring basis as of December 31, 2013.

		Fair Value Measurement at December 31, 2013
	Carrying
	Value at
	December 31, 2013	Level 1	Level 2	Level 3
Liabilities
Derivative convertible debt liability	$180.033	$-	$-	$180.033
Derivative warrant liability	$224,042	$-	$-	$224,042
Total derivative liability	$404,075	$-	$-	$404,075

Concentration

The Company has 3 major customers that together account for 51% (25%, 14% and 12%, respectively) of accounts receivable at December 31, 2013, and 2 customers that together account for 28% (18% and 10%, respectively) of the total revenues earned for the nine month period ended December 31, 2013.

The Company has 4 vendors that accounted for 80% (37%, 20%, 13% and 10%, respectively) of purchases for the nine month period ended December 31, 2013.

Earnings per share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Recent pronouncements

The Company has evaluated all the recent accounting pronouncements through January 2014 and believes that none of them will have a material effect on our financial statements.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability and/or acquisition and sale of assets and the satisfaction of liabilities in the normal course of business. The Company has limited operating history and, accordingly, has generated minimal revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring startup costs and expenses. As a result, the Company incurred accumulated net losses from Inception (June 19, 2012) through the period ended December 31, 2013 of $(3,349,544). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 – INVENTORY

Inventories consist of the following at:

	December 31,	March 31,
	2013	2013
Raw materials	$25,705	$5,125
Finished goods	61,476	2,448
Totals	$87,181	$7,573

NOTE 4 – FIXED ASSETS

Fixed assets consisted of the following at:

	December 31,	March 31,
	2013	2013
Equipment	$327,228	$39,897
Less: accumulated depreciation	(27,687)	(1,814)
Fixed assets, net	$299,541	$38,083

Depreciation expense for the three and nine months ended December 31, 2013 was $16,534 and $25,872, respectively.

NOTE 5 – EQUIPMENT DEPOSITS – RELATED PARTY

On February 27, 2013, we paid a $15,000 deposit on equipment that we are purchasing for approximately $146,000. During the nine months ended December 31, 2013, we paid an additional $131,000 for equipment that was completed, and applied the $146,000 of deposits to the purchase price. We also paid an additional $201,900 for more equipment. As of December 31, 2013, the total amount of deposits for equipment is $201,900. The equipment was manufactured by and purchased under an exclusive manufacturing contract from Water Engineering Solutions, LLC, an entity that is controlled and majority owned by Steven P. Nickolas and Richard A. Wright, for the production of our alkaline water.

NOTE 6 – DERIVATIVE LIABILITY

On November 7, 2013, we sold to certain institutional investors 10% Series B Convertible Preferred Shares which are subject to mandatory redemption and include down-round provisions that reduce the exercise price of a warrant and convertible instrument as required by ASC 815 “Derivatives and Hedging” if the Company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price. The Company evaluated whether its warrants and convertible debt instruments contain provisions that protect holders from declines in its stock price or otherwise could result in modification of either the exercise price or the shares to be issued under the respective warrant agreements. The Company determined that a portion of its outstanding warrants and conversion instruments contained such provisions thereby concluding they were not indexed to the Company’s own stock and therefore a derivative instrument.

The range of significant assumptions which the Company used to measure the fair value of warrant liabilities (a level 3 input) at December 31, 2013 is as follows:

	Warrant	Conversion feature

Stock price	$0.26	$0.26
Term (Years)	1 to 5	1
Volatility	138% - 306%	138% - 306%
Exercise prices	$0.55 To $ 0.25	$$0.43
Dividend yield	0%	0%

The Company analyzed the warrants and conversion feature under ASC 815 to determine the derivative liability. The Company estimated the fair value of these derivatives using a multinomial distribution (Lattice) valuation model. The fair value of these warrant liabilities at December 31, 2013 was $ 224,042 and their conversion feature liability was $180,033. At November 7, 2013 the fair value of these warrant liabilities was $158,199 and the conversion feature liability was $341,801. The change in fair value of derivative liabilities of $95,925 was included in the consolidated statement of operations for the nine months ended December 31, 2013.

The following table sets forth the fair value hierarchy within our financial assets and liabilities by level that were accounted for at fair value on a recurring basis as of November 7, 2013.

	Carrying
	Value at
	November7, 2013	Level 1	Level 2	Level 3
Liabilities:
Derivative convertible debt liability	$158,199	$-	$-	$158,199
Derivative warrant liability	$341,801	$-	$-	$341,801
Total derivative liability	$500,000	$-	$-	$500,000

The range of significant assumptions which the Company used to measure the fair value of warrant liabilities (a level 3 input) at November 7, 2013 is as follows:

	Warrant	Conversion feature

Stock price	$0.50	$0.50
Term (Years)	1 to 5	1
Volatility	120% - 265%	120% - 265%
Exercise prices	$0.55 To $ 0.25	$0.43
Dividend yield	0%	0%

NOTE 7 – PREFERRED SHARES SUBJECT TO MANDATORY REDEMPTION

Convertible preferred shares

On November 7, 2013, the Company sold to certain institutional investors an aggregate of 500 shares of our 10% Series B Convertible Preferred Stock (“Series B Preferred Stock”) at a stated value of $1,000 per share of Series B Preferred Stock for gross proceeds of $500,000. Additionally the investors also received Series A, Series B and Series C common stock purchase warrants. The Series A warrants will be exercisable into 1,162,791 shares of our common stock at an exercise price of $0.55 per share, the Series B warrants will be exercisable into 1,162,791 shares of our common stock at an exercise price of $0.43 per share and the Series C warrants will be exercisable into 1,162,791 shares our common stock at an exercise price of $0.55 per share. Holders of the Series B Preferred Stock will be entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 10% per annum, payable semi-annually. Each share of the Series B Preferred Stock will be convertible at the option of the holder thereof into that number of shares of common stock determined by dividing the stated value of such share of the Series B Preferred Stock by the conversion price of $0.43, subject to later adjustment. On November 4, 2013, we also entered into a registration rights agreement with the investors pursuant to which we are obligated to file a registration statement to register the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Warrants.

Effective November 7, 2013, the Company issued Series A common stock purchase warrants to the placement agent and its designees as compensation for the services provided by the placement agent in connection with our private placement of 500.00028 shares of our 10% Series B Convertible Preferred Stock, which was completed on November 7, 2013. The Series A warrants issued to the placement agent and its designees are exercisable into an aggregate of 116,279 shares of our common stock with an exercise price of $0.55 per share and have a term of exercise of five years. The Company issued the Series A warrants to six accredited investors and paid certain the transaction cost of $78,000. The issuance of the Series A warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder. The Company recorded a debt discount cost of $500,000 and will amortize this cost over the mandatory redemption period. For the nine months ended December 31, 2013 the Company recorded $48,578 of amortization of the debt discount and deferred financing cost. The 10% Series B Preferred Stock included down-round provisions which reduce the exercise price of a warrant and convertible instrument as required by ASC 815 “Derivatives and Hedging”.

NOTE 8 – STOCKHOLDERS’ EQUITY

Preferred shares

On October 7, 2013, the Company amended its articles of incorporation to create 100,000,000 shares of preferred stock by filing a Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada. The preferred stock may be divided into and issued in series, with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our board of directors.

Grant of Series A Preferred stock

Effective October 8, 2013, the Company issued a total of 20,000,000 shares of non-convertible Series A Preferred Stock to Steven A. Nickolas and Richard A. Wright (10,000,000 shares to each), our directors and executive officers, in consideration for the past services, at a deemed value of $0.001 per share. The Company issued these shares to two U.S. Persons (as that term is defined in Regulation S of the Securities Act of 1933) and in issuing securities we relied on the registration exemption provided for in Section 4(a)(2) of the Securities Act of 1933. The company valued these shares based on the cost considering the time and average billing rate of these individuals and recorded a $20,000 stock compensation cost for nine months ended December 31, 2013.

Common stock

We are authorized to issue 1,125,000,000 shares of $0.001 par value common stock. On May 31, 2013, we effected a 15-for-1 forward stock split of our $0.001 par value common stock. All shares and per share amounts have been retroactively restated to reflect the split discussed above.

Prior to the acquisition of Alkaline Water Corp., we had 109,500,000 shares of common stock issued and outstanding.

On May 31, 2013, we issued 43,000,000 shares in exchange for a 100% interest in Alkaline Water Corp. For accounting purposes, the acquisition of Alkaline Water Corp. by The Alkaline Water Company Inc. has been recorded as a reverse acquisition of a company and recapitalization of Alkaline Water Corp. based on the factors demonstrating that Alkaline Water Corp. represents the accounting acquirer. Consequently, after the closing of this agreement we adopted the business of Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC.

As part of the acquisition, the former management of the Company agreed to cancel 75,000,000 shares of common stock.

Sale of restricted shares

Effective October 8, 2013, the Company issued an aggregate of 1,250,000 shares of our common stock to three investors in a non-brokered private placement, at a purchase price of $0.40 per share for gross proceeds of $500,000. In addition, the Company issued 1,250,000 units to a finder in connection with this private placement. Each unit consisted of one share purchase warrant entitling the holder to purchase, for a period of two years from issuance, one share of our common stock at an exercise price of $0.50 per share and one-half of one share purchase warrant, with each whole share purchase warrant entitling the holder to purchase, for a period of two years from issuance, one share of our common stock at an exercise price of $0.60 per share.

On May 31, 2013, the Company sold 1,312,500 units at $0.40 per share for total cash of $525,000. Each unit consisted of one share of common stock, one warrant which entitles the holder to purchase one share of common stock for a period of 2 years with an exercise price of $0.50 per share, and 1/2 warrant which entitles the holder to purchase 1/2 share of common stock for a period of 2 years with an exercise price of $0.60 per share.

On May 31, 2013, the Company converted principal amount of $225,000 and accrued interest of $4,870 into 574,675 units at $0.40 per share for total debt converted of $229,870. Each unit consisted of one share of common stock, one warrant which entitles the holder to purchase one share of common stock for a period of 2 years with an exercise price of $0.50 per share, and 1/2 warrant which entitles the holder to purchase 1/2 share of common stock for a period of 2 years with an exercise price of $0.60 per share.

Common stock issued for services

Effective October 10, 2013, the Company issued 200,000 shares of our common stock to one consultant in consideration for services rendered by the consultant to our company.

On August 8, 2013, the Company entered into a service contract that included the issuance of 250,000 common shares. These shares were valued at fair value of $0.55 per share and have been charged as stock compensation to general and administrative expense.

On December 20, 2013, the Company issued 65,000 common shares to employees for services rendered. These shares were valued at fair value of $0.327 per share and have been charged as stock compensation to general and administrative expense.

Between December 13, 2013 and December 20, 2013, the Company issued 170,000 common shares to consultants for services rendered. These shares were valued at fair value of $59,300 and have been charged as stock compensation to general and administrative expense.

NOTE 9 – OPTIONS AND WARRANTS

Stock Option Awards

Effective October 9, 2013, the Company granted a total of 6,000,000 stock options to Steven A. Nickolas and Richard A. Wright (3,000,000 stock options to each). The stock options are exercisable at the exercise price of $0.605 per share for a period of ten years from the date of grant. The stock options vest as follows: (i) 1,000,000 upon the date of grant; and (ii) 500,000 per quarter until fully vested.

The Company has recognized compensation expense of $1,669,302 on the stock options granted that vested during the current period for the nine months ended December 31, 2013. The fair value of the unvested shares is $3,338,604 as of December 31, 2013 with the total unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted-average period of approximately 1 year. The aggregate intrinsic value of these options was $0 at December 31, 2013. Stock based compensation totaled $1,669,302 for the nine months ended December 31, 2013.

Stock option activity summary covering options is presented in the table below:

Weighted-
average
		Weighted-	Remaining
		average	Contractual
	Number of	Exercise	Term
	Shares	Price	(years)
Outstanding at March 31, 2013	-	$-	-
Granted	6,000,000	$0.61	9.8
Exercised	-	$-	-
Expired/Forfeited	-	$-	-
Outstanding at December 31, 2013	6,000,000	$0.61	9.8
Exercisable at December 31, 2013	2,000,000	$0.61	9.8

Warrants

The following is a summary of the status of all of our warrants as of December 31, 2013 and changes during the nine months ended on that date:

	Number	Weighted-Average
	of	Exercise Price
	Warrants
Outstanding at April 1, 2013	-	$0.00
Granted	8,310,415	$0.52
Exercised	-	$0.00
Cancelled	-	$0.00
Outstanding at Decemberl 31, 2013	8,310,415	0.52
Warrants exercisable at Decemberl 31, 2013	7,147,624	0.52

The following table summarizes information about stock warrants outstanding and exercisable at December 31, 2013:

	STOCK WARRANTS OUTSTANDING AND EXERCISABLE
		Weighted-Average
	Number of	Remaining	Weighted-
	Warrants	Contractual	Average
Exercise Price	Outstanding	Life in Years	Exercise Price
$ 0.50	1,887,175	1.92	$ 0.50
$ 0.60	943,588	1.92	$ 0.60
$ 0.50	3,604,652	3.86	$ 0.50

NOTE 10 – RELATED PARTY TRANSACTIONS

As of December 31, 2013, the Company had an equipment deposit totaling $201,900 to an entity that is controlled and owned by an officer, director and shareholder of the Company (see Note 5 – Equipment Deposits – Related Party). The Company acquired equipment totaling $219,000 from an entity that is controlled and majority-owned by an officer, director and shareholder of the Company.

During the period from Inception (June 19, 2012) to March 31, 2013, the Company purchased $39,897 in equipment from an entity that is controlled and owned by an officer, director and shareholder of the Company.

During the three and nine months ended December 31, 2013, the Company had a total of $3,286 and $65,378, respectively, in general and administrative expenses with related parties. Of that total, for the three and nine months ended December 31, 2013, respectively, $3,286 and $36,878 was consulting fees to an officer, director and shareholder of the Company, $0 and $12,000 was rent to an entity that is controlled and owned by an officer, director and shareholder of the Company and $0 and $16,500 was professional fees to an entity that is controlled and owned by an officer, director and shareholder. During the period from inception to December 31, 2012, the Company had a total of $46,682 in general and administrative expenses, principally management fee to an entity that is controlled and owned by an officer, director and shareholder, which are related parties.

NOTE 11 – SUBSEQUENT EVENTS

Common stock issued for services

Between January 2 2014 and January 14, 2014, the Company issued 280,000 shares of common stock to various consultants in consideration for services rendered by the consultants to the company.

Lease with related party

On January 17, 2014 the Company entered into an equipment lease with Water Engineering Solutions LLC, an entity that is controlled and owned by an officer, director and shareholder, for specialized equipment totaling $190,756. The Company made a down payment of $39,543 and agreed to a 60 month term at $2,512 per month and a final payment of $28,585.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

Our management’s discussion and analysis provides a narrative about our financial performance and condition that should be read in conjunction with the audited and unaudited consolidated financial statements and related notes thereto included in this prospectus. This discussion contains forward looking statements reflecting our current expectations and estimates and assumptions about events and trends that may affect our future operating results or financial position. Our actual results and the timing of certain events could differ materially from those discussed in these forward-looking statements due to a number of factors, including, but not limited to, those set forth in the sections of this prospectus titled “Risk Factors” beginning at page 5 above and “Forward-Looking Statements” beginning at page 13 above.

Overview

We were incorporated under the laws of the State of Nevada on June 6, 2011. Our business model prior to the acquisition of Alkaline Water Corp. on May 31, 2013 was to provide chauffeuring and transportation services to residents within our local market, primarily providing transportation services such as private school student transport, sightseeing trips, and elderly transportation, and offering transportation to the airport and special event such as proms and weddings. However, as we had not successfully developed our service at the time prior to the entry into the share exchange agreement with Alkaline Water Corp., and had no source of revenue from our business plan, we determined to seek out a new business opportunity to increase value for our stockholders.

On May 31 2013, we completed the acquisition of Alkaline Water Corp. pursuant to the share exchange agreement with Alkaline Water Corp. and its stockholders. As a result, Alkaline Water Corp. became our wholly-owned subsidiary. Consequently, after the closing of this agreement we adopted the business of Alkaline Water Corp.’s wholly-owned subsidiary, Alkaline 88, LLC (formerly Alkaline 84, LLC), which is the business of the production and sale of bottled alkaline water, with a specific focus on bulk bottled alkaline water. Because we are the successor business to Alkaline Water Corp. and because the operations and assets of Alkaline Water Corp. represent our entire business and operations from the closing date of the share exchange agreement, our management’s discussion and analysis for the period from inception on June 19, 2012 through March 31, 2013 is based on Alkaline Water Corp.’s audited consolidated balance sheets as of March 31, 2013, and its consolidated statements of operations, stockholders’ deficit, and cash flows for the period since Alkaline 88, LLC’s inception on June 19, 2012 through March 31, 2013. Inception under this section “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” refers to the inception of Alkaline Water Corp. as a result of Alkaline Water Corp.’s acquisition of Alkaline 88, LLC prior to Alkaline Water Corp.’s entry into the share exchange agreement.

Going Concern

Our financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. As of December 31, 2013, we had an accumulated deficit of $3,349,544. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations.

In its report on the financial statements of Alkaline Water Corp., the predecessor of The Alkaline Water Company Inc., for the period from inception (June 19, 2012) to March 31, 2013, our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On November 7, 2013, we sold to three institutional investors an aggregate of 500 shares of our 10% Series B Convertible Preferred Stock at a stated value of $1,000 per share and Series A, B and C common stock purchase warrants (each series being exercisable into an aggregate of 1,162,791 shares of our common stock) for gross proceeds of $500,000. In addition to the sale of these securities, we will need to raise additional funds to finance continuing operations. However, there are no assurances that we will be successful in raising additional funds. Without sufficient additional financing, it would be unlikely for us to continue as a going concern.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.

Results of Operations

Our results of operations for the three and nine months ended December 31, 2013, the three months ended December 31, 2012 and the period from Inception (June 19, 2012) to December 31, 2012 are as follows:

	For the three months ended December 31, 2013	For the three months ended December 31, 2012	For the nine months ended December 31, 2013	Inception (June 19, 2012) to December 31, 2012
Revenue	$171,137	$-	$333,404	$-
Cost of goods sold	102,609	-	193,566	-
Gross profit	68,528	-	139,838	-
Net loss (after operating expenses and other expenses)	$(2,397,827)	$(52,875)	$(3,066,156)	$(185,089)

Our results of operations for the period from Inception on June 19, 2012 through March 31, 2013 are as follows:

From Inception
(June 19, 2012) to
March 31, 2013
Revenue	$15,110
Cost of goods sold	8,026
Gross profit	7,084
Net loss (after operating
expenses and other expenses)	$(283,388)

Revenue and Cost of Goods Sold

We had revenue from sales of our product for the three and nine months ended December 31, 2013 of $171,137 and $333,404, respectively, as compared to $0 for the period from inception on June 19, 2012 to December 31, 2012. We had $15,110 in revenue from inception on June 19, 2012 to March 31, 2013, generated by sales of our beverage products. Cost of goods sold is comprised of production costs, shipping and handling costs. For the three and nine months ended December 31, 2013, we had cost of goods sold of $102,609 and $193,566, respectively, as compared to $0 for the period from inception on June 19, 2012 to December 31, 2012. We had $8,026 in cost of goods sold from inception on June 19, 2012 to March 31, 2013.

Expenses

Our operating expenses for the three and nine months ended December 31, 2013, the three months ended December 31, 2012 and the period from Inception (June 19, 2012) to December 31, 2012 are as follows:

				Inception
	For the three	For the three	For the nine	(June 19,
	months ended	months ended	months ended	2012) to
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Sales and marketing expenses	$150,417	$2,849	$338,839	$38,903
General and administrative expenses	2,335,964	3,344	2,812,196	99,504
General and administrative expenses – related party	3,286	46,682	65,378	46,682
Depreciation expenses	16,534	-	25,872	-
Total operating expenses	$2,506,201	$52,875	$3,242,285	$185,089

Our operating expenses for the period from inception on June 19, 2012 to March 31, 2013 are as follows:

From Inception
(June 19, 2012) to
March 31, 2013
Sales and marketing expenses	$88,229
General and administrative expenses	89,608
General and administrative expenses – related party	104,929
Depreciation expenses	1,814
Total operating expenses	$284,580

During the three months ended December 31, 2013, our total operating expenses were $2,506,201, as compared to $52,875 for the three months ended December 31, 2012. For the three month period ended December 31, 2013, the total included $150,417 of sales and marketing expenses and $2,335,964 of general and administrative expenses, consisting primarily of approximately $1,670,000 of stock option compensation expense, $213,000 in stock compensation expense and $193,000 of professional fees. Our stock and stock option compensation expense was incurred as a part of our issuance of certain stock options and stock grants to employees and key consultants to develop our business. Although a non-cash expense, the value of such issuances had a material impact on our general and administrative expenses for the three month period ended December 31, 2013. For the three month period ended December 31, 2012, (as it was prior to the acquisition of Alkaline Water Corp.) we had no revenue and nominal operations, and, as a result, our expenditures were only $52,875 to support our business at that time.

During the nine months ended December 31, 2013, our total operating expenses were $3,242,285, as compared to $185,089 for the period from inception, or June 19, 2012 to December 31, 2012. For the nine month period ended December 31, 2013, the total included $338,839 of sales and marketing expenses and $2,812,196 of general and administrative expenses, consisting primarily of approximately $1,670,000 of stock option compensation expense, $350,000 in stock compensation expense and $362,000 of professional fees. Our stock and stock option compensation expense was incurred as a part of our issuance of certain stock options and stock grants to employees and key consultants to develop our business. Although a non-cash expense, the value of such issuances had a material impact on our general and administrative expenses for the nine month period ended December 31, 2013. For the period from inception to December 31, 2012, (as it was prior to the acquisition of Alkaline Water Corp.) we had nominal operations and our expenditures, consisting mainly of professional fees and rent, were significantly less to support our business at that time.

During the three and nine months ended December 31, 2013, we had a total of $3,286 and $52,875, respectively, in general and administrative expenses with related parties. Of that total, for the three and nine months ended December 31, 2013, respectively, $3,286 and $36,878 was consulting fees to an officer, director and shareholder of our company, $0 and $12,000 was rent to an entity that is controlled and owned by an officer, director and shareholder of our company and $0 and $16,500 was professional fees to an entity that is controlled and owned by an officer, director and shareholder. During the three month period and period from inception to December 31, 2012, we had a total of $46,682 in general and administrative expenses, principally management fee to an entity that is controlled and owned by an officer, director and shareholder, which are related parties.

During the period from Inception on June 19, 2012 to March 31, 2013, we had a total of $104,929 in general and administrative expenses with related parties. Of the total, $69,732 was consulting fees to an officer, director and stockholder of our company, $32,322 was rent to an entity that is controlled and owned by an officer, director and stockholder of our company, and $2,875 was professional fees to an entity that is controlled and owned by an officer, director and stockholder of our company.

Liquidity and Capital Resources

Working Capital

Our working capital as of December 31, 2013 and March 31, 2013 was as follows:

	December 31, 2013	March 31, 2013
Current assets	$281,460	$87,290
Current liabilities	563,856	169,856
Working capital	$(282,396)	$(82,566)

Current Assets

Current assets as of December 31, 2013 and March 31, 2013 primarily relate to $22,465 and $64,607 in cash, $99,266 and $15,110 in accounts receivable and $87,181 and $7,573 in inventory, respectively.

Current Liabilities

Current liabilities as at December 31, 2013 primarily relate to $135,907 in accounts payable and $404,075 in derivative liability. Current liabilities as at March 31, 2013 primarily relate $150,000 in notes payable.

Cash Flow

Our cash flow for the nine months ended December 31, 2013 and the period from inception on June 19, 2012 to December 31, 2012 are as follows:

	For the nine months	Inception
	ended	(June 19, 2012) to
	December 31, 2013	December 31, 2012
Net cash used in operating activities	$(1,089,912)	$(144,044)
Net cash used in investing activities	(473,230)	(66,524)
Net cash provided by financing activities	1,522,000	210,568
Net increase in cash and cash equivalents	$(42,142)	$-

Our cash flow from inception on June 19, 2012 to March 31, 2013 is as follow:

Inception
(June 19, 2012) to
March 31, 2013
Net cash used in operating activities	$284,401
Net cash used in investing activities	54,897
Net cash provided by financing activities	403,905
Net increase in cash and cash equivalents	$64,607

Operating activities

Net cash used in operating activities was $1,089,912 for the nine months ended December 31, 2013, as compared to $144,044 used in operating activities from inception June 19, 2012 to December 31, 2012. The increase in net cash used in operating activities was primarily due to net loss from operations and increase in accounts receivable and inventory.

Net cash used in operating activities from inception on June 19, 2012 to March 31, 2013 primarily related to the net loss of $283,388 from operations and an increase in accounts receivable of $7,573.

Investing activities

Net cash used in investing activities was $473,230 for the nine months ended December 31, 2013, as compared to $66,524 used in investing activities from inception June 19, 2012 to December 31, 2012. The increase in net cash used by investing activities was primarily from the equipment deposits to related parties.

Net cash used in investing activities from inception on June 19, 2012 to March 31, 2013 primarily related to the purchase of fixed assets for $39,897.

Financing activities

Net cash provided by financing activities for the nine months ended December 31, 2013 was $1,522,000, as compared to $210,568 from inception June 19, 2012 to December 31, 2012. The increase of net cash provided by financing activities was mainly attributable to capital provided through sales of our common stock.

Net cash provided by financing activities from inception on June 19, 2012 to March 31, 2013 primarily related to $264,575 raised from stockholder contributions and $150,000 raised from notes payable.

Revolving Accounts Receivable Funding Agreement with Gibraltar Business Capital, LLC

On February 20, 2014, our company, The Alkaline Water Company Inc., and our subsidiaries, Alkaline 88, LLC and Alkaline Water Corp., entered into a revolving accounts receivable funding agreement with Gibraltar Business Capital, LLC. (“Gibraltar”). Under the agreement, from time to time, we agreed to tender to Gibraltar all of our Accounts (which is defined as our rights to payment whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, or (ii) for services rendered or to be rendered, or (iii) as otherwise defined in the Uniform Commercial Code of the State of Illinois). Gibraltar will have the right, but will not be obligated, to purchase such Accounts tendered in its sole discretion. If Gibraltar purchases such Accounts, Gibraltar will make cash advances to us as the purchase price for the purchased Accounts.

We assumed full risk of non-payment and unconditionally guaranteed the full and prompt payment of the full face amount of all purchased Accounts. We also agreed to direct all parties obligated to pay the Accounts to send all payments for all Accounts directly to Gibraltar. All collections from Accounts will be applied to our Indebtedness (as defined below) unless Gibraltar elects to hold any such collections to establish reserves to secure payment of any purchased Accounts.

In consideration of Gibraltar’s purchase of the Accounts, we agreed to pay Gibraltar interest on the Indebtedness (which is defined as the amount owed by us to Gibraltar from time to time, i.e., all cash advances, plus all charges, plus all other amounts owning from us to Gibraltar pursuant to the agreement, less all collections retained by Gibraltar from either purchased Accounts or from us which are applied to Indebtedness) outstanding at the rate of 8% per annum plus the prime rate in effect at the end of each month with the prime rate for these purposes never being less than 3.25% per annum, calculated on a 360-day year and payable monthly. In addition, we agreed to pay to Gibraltar a monthly collateral/management fee in the amount of 0.5% calculated on the average daily borrowing amount for the given month and an unused line fee of 0.25% monthly based on the difference between the actual line of credit and the average daily borrowing amount for the given month. We also agreed to pay to Gibraltar upon execution of the agreement and as of the commencement of each renewal term, a closing cost of 1% of the Initial Indebtedness in addition to the amount of any other credit accommodations granted from Gibraltar to us, which amount will be deducted from the first cash advances.

The Initial Indebtedness is $500,000. We may request an increase to the Initial Indebtedness in $500,000 increments up to $5,000,000, subject to our financial performance and/or projections are satisfactory to Gibraltar, and absent an event of default.

We also granted to Gibraltar a security interest in all of our presently-owned and hereafter-acquired personal and fixture property, wherever located.

The agreement will continue until the first to occur of (i) demand by Gibraltar; or (ii) 24 months from the first day of the month following the date that the first purchased Account is purchased and will be automatically renewed for successive periods of 12 months thereafter unless, at least 30 days prior to the end of the term, we give Gibraltar notice of our intention to terminate the agreement. In addition, we will be able to exit the agreement at any time for a fee of 2% of the line of credit in place at the time of prepayment.

On February 20, 2014, Gibraltar made the first cash advance in the amount of $32,645.48.

Cash Requirements

We believe that cash flow from operations will not meet our present and near-term cash needs and thus we will require additional cash resources, including the sale of equity or debt securities, to meet our planned capital expenditures and working capital requirements for the next 12 months. We estimate that our capital needs over the next 12 months will be $2,000,000 to $5,000,000. We will require additional cash resources to purchase equipment, increase the production of our products, implement our strategy to expand our sales and marketing initiatives and increase brand awareness. If our own financial resources and then current cash-flows from operations are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes in and Disagreements with Accountants
on Accounting and Financial Disclosure

In connection with the closing of the share exchange agreement with Alkaline Water Corp. on May 31, 2013, we changed our independent registered public accounting firm from Sadler, Gibb & Associates to Seale and Beers, CPAs. The appointment of Seale and Beers, CPAs was approved by our board of directors.

Sadler, Gibb & Associates’ report on our financial statements for the fiscal year ended August 31, 2012 and for the period from inception on June 6, 2011 through August 31, 2011 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, except that such report on our financial statements contained an explanatory paragraph in respect to the substantial doubt about our ability to continue as a going concern.

During the fiscal year ended August 31, 2012 and the period from inception on June 6, 2011 through August 31, 2011 and in the subsequent interim period through the date of resignation, there were no disagreements, resolved or not, with Sadler, Gibb & Associates on any matter of accounting principles or practices, financial statement disclosure, or audit scope and procedures, which disagreement(s), if not resolved to the satisfaction of Sadler, Gibb & Associates, would have caused Sadler, Gibb & Associates to make reference to the subject matter of the disagreement(s) in connection with its report.

During the fiscal year ended August 31, 2012 and the period from inception on June 6, 2011 through August 31, 2011 and in the subsequent interim period through the date of resignation, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal year ended August 31, 2012 and the period from inception on June 6, 2011 through August 31, 2011 and in the subsequent interim period through the date of appointment, we have not consulted with Seale and Beers, CPAs regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor has Seale and Beers, CPAs provided to us a written report or oral advice that Seale and Beers, CPAs concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. In addition, during such periods, we have not consulted with Seale and Beers, CPAs regarding any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Directors and Executive Officers

Directors and Executive Officers

All directors of our company hold office until the next annual meeting of our stockholders or until their successors have been elected and qualified, or until their death, resignation or removal. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.

Our directors and executive officers, their ages, positions held, and duration of such are as follows:

Name	Position Held with Our Company	Age	Date First Elected or Appointed
Steven P. Nickolas	Chairman, President, Chief Executive Officer and Director	58	May 31, 2013
Richard A. Wright	Vice-President, Secretary, Treasurer and Director	55	May 31, 2013

Business Experience

The following is a brief account of the education and business experience of directors and executive officers during at least the past five years, indicating their principal occupation during the period, and the name and principal business of the organization by which they were employed.

Steven P. Nickolas

In 2008, Mr. Nickolas was appointed President of Nutripure Beverages, Inc., a small cap pink sheet company that intended to launch a beverage product that was developed by him, on a national basis. The company was unsuccessful in raising the necessary capital, at which time Mr. Nickolas resigned his position after three months with the company and proceeded to investigate other financial opportunities. From May 2008 to July 2010, Mr. Nickolas was a founder of and acted as the president, secretary, treasurer and a director of Northsight Capital, Inc., a publicly-traded financial holding company (OTCBB: NCAP), which was sold in order to support the ongoing research and development of various beverage products. During this time Mr. Nickolas founded Jayger International, LTD, which involved the sale of a variety of healthy products in Japan and other Asian countries. Mr. Nickolas also engaged in a number of consulting activities with both large and small companies and continued to remain active in the food and beverage industry. During this same period of time Mr. Nickolas founded The Healthy Food Project, Inc., a 501(c)(3) non-profit organization dedicated to promoting the development of healthy foods and beverages for the public use. Over the past two years Mr. Nickolas has focused his attention on the commercial development of the water electrolysis process utilized in Alkaline 88, LLC.

Effective as of May 31, 2013, Mr. Nickolas was appointed as chairman, president, chief executive officer, secretary and a director of our company. On August 7, 2013, our board of directors replaced Mr. Nickolas as secretary of our company with Richard A. Wright.

Mr. Nickolas graduated from Claremont Men’s College (Now Claremont-Mckenna College) in 1977 with a Bachelor of Science Degree in Economics and Political Philosophy. He did post-graduate studies at Cal Poly Pomona in Psychology in 1978. He also attended Claremont Graduate School in 1978 in Government studies.

We believe that Mr. Nickolas is qualified to serve on our board of directors because of his knowledge of our current operations in addition to his education and business experiences described above.

Richard A. Wright

Mr. Wright is a Certified Public Accountant. He graduated Magnum Cum Laude in 1978 from Mount Union University in Alliance Ohio. He has done graduate level MBA courses at Case Western Reserve College in Cleveland, Ohio.

In 2008, Mr. Wright became the Chief Financial Officer for PCT International. PCT is a leading worldwide developer and manufacturer of last mile and access network solutions for broadband communication networks. PCT focuses on innovative and cost-effective solutions that allow service providers to improve system integrity and expand service offerings. It has manufacturing plants in USA and China and sells their products in 42 countries.

In 2010 (through present), Mr. Wright began his own tax and accounting CPA firm in Scottsdale, Arizona, Wright Tax Solutions PLC. Mr Wright also began Wright Investment Group, LLC, a small equity participation firm that helps provide seed capital through micro loans and financial expertise to start-up enterprises.

Effective as of May 31, 2013, Mr. Wright was appointed as vice-president, treasurer and a director of our company. On August 7, 2013, our board of directors appointed Mr. Wright as secretary of our company.

We believe that Mr. Wright is qualified to serve on our board of directors because of his knowledge of our current operations in addition to his education and business experiences described above.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

None of our directors and executive officers has been involved in any of the following events during the past ten years:

(a)

any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

(c)

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)

being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been reversed, suspended, or vacated;

(f)

Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(g)

being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(h)

being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

Summary Compensation

The particulars of compensation paid to the following persons:

(a)	all individuals serving as principal executive officers of The Alkaline Water Company Inc. and Alkaline Water Corp. during the year ended March 31, 2014;

(b)

each of two most highly compensated executive officers of The Alkaline Water Company Inc. and Alkaline Water Corp. other than their principal executive officer who were serving as executive officers at March 31, 2014; and

(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as executive officer at March 31, 2014,

who we will collectively refer to as the named executive officers, for all services rendered in all capacities to us and our subsidiaries for the period from inception on June 19, 2012 through March 31, 2013 and the year ended March 31, 2014 are set out in the following summary compensation table:

Summary Compensation Table – Period from Inception on June 19, 2012 through March 31, 2013 and Year ended March 31, 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven P. Nickolas President and CEO of The Alkaline Water Company Inc. and President of Alkaline Water Corp.(5)	2014 2013(1)	39,119 50,000	Nil Nil	10,000 Nil	1,112,868 Nil	Nil Nil	Nil Nil	21,291 19,732	1,183,278 69,732
Richard A. Wright Vice-President, Secretary and Treasurer of The Alkaline Water Company Inc. and CFO and Treasurer of Alkaline Water Corp.(6)	2014 2013	24,948 Nil	Nil Nil	10,000 Nil	1,112,868 Nil	Nil Nil	Nil Nil	3,385 2,875	1,151,201 2,875
Stephen Rolls(3) Former President, Secretary, Treasurer, CEO and CFO of The Alkaline Water Company Inc.	2014 2013	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Sergejs Belkovs(4) Former President, Secretary, Treasurer, CEO and CFO of The Alkaline Water Company Inc.	2014 2013	N/A Nil	N/A Nil	N/A Nil	N/A Nil	N/A Nil	N/A Nil	N/A Nil	N/A Nil

Notes

(1)

On May 31, 2013, we completed the acquisition of Alkaline Water Corp. pursuant to the share exchange agreement with Alkaline Water Corp. and its stockholders. The amounts in this table reflect compensation paid by Alkaline Water Corp. to Mr. Nickolas during the period from inception on June 19, 2012 through March 31, 2013.

(2)

On May 31, 2013, we completed the acquisition of Alkaline Water Corp. pursuant to the share exchange agreement with Alkaline Water Corp. and its stockholders. The amounts in this table reflect compensation paid by Alkaline Water Corp. to Mr. Wright during the period from inception on June 19, 2012 through March 31, 2013.

(3)

On March 18, 2013, we appointed Stephen Rolls, as our president, secretary, treasurer, chief executive officer, chief financial officer and as a director of our company. On May 31, 2013, Mr. Rolls resigned as a director of our company and from all officer positions of our company.

(4)

On March 18, 2013, Sergejs Belkovs resigned as the president, secretary, treasurer, chief executive officer and chief financial officer of our company. On April 19, 2013, Mr. Belkovs resigned as a director of our company.

(5)	On May 31, 2013, Steven P. Nickolas was appointed as the chairman, president, chief executive officer and director of our company.

(6)	On May 31, 2013, Richard A. Wright was appointed as the vice-president, secretary, treasurer and director of our company.

For the period ended March 31, 2013 Steven P. Nickolas had an oral agreement with Alkaline 88, LLC to provide executive level management through his company, Beverage Science Laboratory, at the rate of $5,000 per month. In addition, Alkaline 88, LLC provided health insurance, an auto allowance and other benefits totaling $19,732.

For the year ended March 31, 2014 Steven P. Nickolas had an oral agreement with Alkaline 88, LLC to provide executive level management through his company, Beverage Science Laboratory, at the rate of $5,000 per month. In addition, Alkaline 88, LLC provided health insurance, an auto allowance and other benefits totaling $21,291

For the year ended March 31, 2014 Steven P. Nickolas was paid $30,000 though his Consulting firm Beverage Science Laboratory LLC services.

For the period ended March 31, 2013 Richard A. Wright was paid $2,875 though his CPA firm, Wright Tax Solutions PLC, for CPA services.

For the year ended March 31, 2014 Richard A. Wright had an oral agreement with Alkaline 88, LLC to provide executive level management through his company, Beverage Science Laboratory, at the rate of $4,000 per month. In addition, Alkaline 88, LLC, an auto allowance and other benefits totaling $3,385.

For the year ended March 31, 2014 Richard A. Wright was paid $28,000 though his CPA firm, Wright Tax Solutions PLC, for CPA and consulting services.

Effective October 9, 2013, the Company granted a total of 6,000,000 stock options to Steven A. Nickolas and Richard A. Wright (3,000,000 stock options to each). The stock options are exercisable at the exercise price of $0.605 per share for a period of ten years from the date of grant. The stock options vest as follows: (i) 1,000,000 upon the date of grant; and (ii) 500,000 per quarter until fully vested. We estimated compensation expense of $2,225,736 on the stock options granted that vested during the year ended March 31, 2014, divided equally between Steven P. Nickolas and Richard A. Wright in the amount of $1,112,868 each. The aggregate intrinsic value of these options was $0 at March 31, 2014.

We have not entered into any written employment agreement or consulting agreement with our directors or executive officers.

Effective October 7, 2013, our board of directors adopted and approved the 2013 Equity Incentive Plan. The plan was approved by a majority of our stockholders on October 7, 2013. The purpose of the plan is to (a) enable our company and any of our affiliates to attract and retain the types of employees, consultants and directors who will contribute to our company’s long range success; (b) provide incentives that align the interests of employees, consultants and directors with those of the stockholders of our company; and (c) promote the success of our company’s business. The plan enables us to grant awards of a maximum of 20,000,000 shares of our stock and awards that may be granted under the plan includes incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards and performance compensation awards.

Effective October 8, 2013, we issued a total of 20,000,000 shares of non-convertible Series A Preferred Stock to Steven P.. Nickolas and Richard A. Wright (10,000,000 shares to each) in consideration for the past services, at a deemed value of $0.001 per share. We valued these shares based on the cost considering the time and average billing rate of these individuals and recorded a $20,000 stock compensation cost for year ended March 31, 2014, resulting in stock award compensation of $10,000 for Steven P. Nickolas and Richard A. Wright each.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

We have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement or other termination of our directors or executive officers, or a change in control of our company or a change in our directors’ or executive officers’ responsibilities following a change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of March 31, 2014:

Name	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Steven P. Nickolas	1,500,000	1,500,000	Nil	0.605	October 9, 2023	Nil	Nil	Nil	Nil
Richard A. Wright	1,500,000	1,500,000	Nil	0.605	October 9, 2023	Nil	Nil	Nil	Nil
Stephen Rolls	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Sergejs Belkovs	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Compensation of Directors

During the period from inception on June 19, 2012 through March 31, 2013 and the year ended March 31, 2014, The Alkaline Water Company Inc. and Alkaline Water Corp. had no directors who were not the named executive officers of The Alkaline Water Company Inc. and Alkaline Water Corp., respectively.

We have no formal plan for compensating our directors for their services in their capacity as directors. Our directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on their behalf other than services ordinarily required of a director.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 30, 2014, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of any class of our voting securities and by each of our current directors, our named executive officers and our current executive officers and by our current executive officers and directors as a group.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Steven P. Nickolas 14301 North 87 St., Suite 109 Scottsdale, AZ 85260	Common Stock	45,000,000(4)	53.3%
	Series A Preferred Stock(3)	10,000,000	50%
Richard A. Wright 14301 N. 87th Street, Suite 119 Scottsdale, AZ 85260	Common Stock	2,000,000(5)	2.4%
	Series A Preferred Stock (3)	10,000,000	50%
Stephen Rolls	Common Stock	Nil	Nil
Sergejs Belkovs	Common Stock	Nil	Nil
All executive officers and directors as a group (2 persons)	Common Stock	47,000,000	54.4%
	Series A Preferred Stock(3)	20,000,000	100%

Notes

(1)

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)

Percentage of common stock is based on 82,398,741 shares of our common stock issued and outstanding as of April 30, 2014. Percentage of Series A Preferred Stock is based on 20,000,000 shares of Series A Preferred Stock issued and outstanding as of April 30, 2014.

(3)	The Series A Preferred Stock has 10 votes per share and is not convertible into shares of our common stock.

(4)

Consists of 2,000,000 stock options exercisable within 60 days, 21,500,000 shares of our common stock owned by WiN Investments, LLC and 21,500,000 shares of our common stock owned by Lifewater Industries, LLC. Steven P. Nickolas exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by WiN Investments, LLC and Lifewater Industries, LLC.

(5)	Consists of 2,000,000 stock options exercisable within 60 days.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

Transactions with Related Persons, Promoters and Certain Control Persons and Corporate Governance

Other than as disclosed below, there has been no transaction, since April 1, 2011, or currently proposed transaction, in which our company was or is to be a participant and the amount involved exceeds $5,000, being the lesser of $120,000 or one percent of our total assets at March 31, 2014, and in which any of the following persons had or will have a direct or indirect material interest:

(a)	Any director or executive officer of our company;

(b)	Any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities;

(c)	Any of our promoters and control persons; and

(d)	Any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

During the period from June 19, 2012 to March 31, 2014, we purchased $219,000 in equipment from Water Engineering Solutions, LLC, an entity that is controlled and owned by Steven P. Nickolas and Richard A. Wright, officers and directors of our company.

During the period from June 19, 2012 to March 31, 2014, we had a total of $65,378 in general and administrative expenses with related parties. Of the total, $33,592 was to four different entities consisting of consulting fees to Beverage Science Laboratories ($25,000), Water Enhanced Technologies, Inc. ($3,000) and WiN Investments, LLC ($2,000), entities controlled and owned by Steven P. Nickolas, and Water Engineering Solutions, LLC ($3,592), an entity controlled and owned by Steven P. Nickolas and Richard A. Wright. In addition, $12,000 was rent to Steven P. Nickolas and $16,500 was professional fees to Wright Tax Solutions, LLC ($12,500) and Wright Investment Group ($4,000), entities controlled and owned by Richard A. Wright and $7,638 for health insurance for Steven P. Nickolas $9,000 auto allowance for Steve A Nickolas and $3,385 auto allowance for Richard A. Wright.

Alkaline Water Corp. has a month-to-month sub-rental arrangement with Beverage Science Laboratories for $1,914 per month.

On January 17, 2014, we entered into an equipment lease agreement with Water Engineering Solutions, LLC to lease alkaline generating electrolysis machinery and equipment for the manufacture of our alkaline water product line. The term of the lease is 60 months. The total cost for the unit is $190,576. We agreed that there will be a down payment of $38,113.40 plus an origination fee of $1,420.25. In addition, we agreed that the amount due at the signing of the agreement is $39,542.69 with the balance of $123,868.60 at a rate of 8% per annum for the term of the agreement and the residual amount of $28,585.05. For the term of the agreement, we agreed to deliver to Water Engineering Solutions, LLC lease payments in the amount of $2,511.61 per month.

Compensation for Executive Officers and Directors

For information regarding compensation for our executive officers and directors, see “Executive Compensation”.

Director Independence

We currently act with two directors consisting of Steven P. Nickolas and Richard A. Wright. Our common stock is quoted on the OTC Bulletin Board operated by FINRA (the Financial Industry Regulatory Authority), which does not impose any director independence requirements. Under NASDAQ rule 5605(a)(2), a director is not independent if he or she is also an executive officer or employee of the corporation or was, at any time during the past three years, employed by the corporation. Using this definition of independent director, we do not have any independent director.

Where You Can Find More Information

We are not required to deliver an annual report to our stockholders unless our directors are elected at a meeting of our stockholders or by written consents of our stockholders. If our directors are not elected in such manner, we are not required to deliver an annual report to our stockholders and will not voluntarily send an annual report.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

The Alkaline Water Company Inc.

Prospectus

17,333,329 Shares of Common Stock Warrants to Purchase up to 8,666,665 Shares of Common Stock 8,666,665 Shares of Common Stock Underlying the Warrants

April 30, 2014